Exhibit 10.6

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is dated August 14, 2006, by and among River Hawk Aviation, Inc., closely held Nevada corporation (“Seller” or the “Company”); and Calvin Humphrey, a resident of Texas (“Humphrey” or the “Shareholder”); and Viva International, Inc. a Nevada corporation (“Buyer”).

RECITALS

The Company is engaged in the business of selling or otherwise transacting in a broad range of aviation airframes, engines, parts, and components.

Shareholder owns 75,000,000 (par value $.001) shares of the common stock of Seller, no par value per share, which constitutes one hundred percent (100%) of the issued and outstanding shares of capital stock of Seller. Seller desires to sell, and Buyer desires to purchase, the Assets of Seller for the consideration and subject to the terms set forth in this Agreement.

The parties, intending to be legally bound, agree as follows:

SECTION 1  DEFINITIONS AND USAGE

1.1 DEFINITIONS
For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

“Accounts Receivable”--(a) all trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller, (b) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

“Accounts Receivable Assignment” - as defined in Section 2.11.

“Adjustment Amount”-- as defined in Section 2.8.

“Agreed Working Capital”-- as defined in Section 2.9(b).

“Allocation of Purchase Price” -- the agreed values of the Assets and Assumed Liabilities to be transferred from Seller to Buyer hereunder, which allocation shall be used by the parties for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code.
“Assets”-- as defined in Section 2.1.

“Assignment and Assumption Agreement”-- as defined in Section 2.7(a)(ii).

“Assumed Liabilities”--as defined in Section 2.4(a).

“Balance Sheet”-- as defined in Section 3.4.

“Best Efforts”-- the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible, provided, however, that a Person required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions or to dispose of or make any change to its business, expend any material funds or incur any other material burden.

“Bill of Sale”-- as defined in Section 2.7(a)(i).

“Breach”-- any breach of, or any material inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Bulk Sales Laws”-- as defined in Section 5.10.

“Business of the Seller” -Seller is a stocking distributor of aircraft, engines, parts, and components, focusing on high-quality, domestically-manufactured products. The Company’s products are used primarily for aerospace and military applications and/or for industrial/commercial applications that require a high level of certified/assured quality.

“Business Day”-- any day other than (a) Saturday or Sunday or (b) any other day on which banks in New York are permitted or required to be closed.

“Buyer”-- as defined in the first paragraph of this Agreement.

“Buyer Indemnified Persons”-- as defined in Section 11.2.

“Closing”--as defined in Section 2.6.

“Closing Date”-- the date on which the Closing actually takes place.

“Closing Financial Statements”--as defined in Section 3.9.

“Closing Working Capital”-- as defined in Section 2.9(c).

“COBRA”-- as defined in Section 3.14(f).

“Code”-- the Internal Revenue Code of 1986.

“Confidential Information”--as defined in Section 12.1.

“Consent”-- any approval, consent, ratification, waiver or other authorization.

“Consulting Agreement”--as defined in Section 2.7(a)(v).

“Contemplated Transactions”-- all of the transactions contemplated by this Agreement.

“Contract”-- any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

“Copyrights”-- as defined in Section 3.23(a)(iii).

“Damages”-- as defined in Section 11.2.

“Employee Plans”-- as defined in Section 3.14(a).

“Encumbrance”--any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environment”-- soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental, Health and Safety Liabilities”-- any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to:

a.	any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product);

b.
any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law;

c.
financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

d.
any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law. The terms “removal,” “remedial” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA).

“Environmental Law”-- any Legal Requirement that requires or relates to:

a.
advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment;

b.	preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment;

c.	reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated;

d.	assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

e.	protecting resources, species or ecological amenities;

f.	reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

g.	cleaning up pollutants that have been Released, preventing the Threat of Release or paying the costs of such clean up or prevention; or

h.
making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“ERISA”-- the Employee Retirement Income Security Act of 1974.

“Escrow Agent”-- as defined in Section 2.3(b)

“Escrow Deposit” --as defined in Section 2.3(b).

“Exchange Act”-- the Securities Exchange Act of 1934.

“Excluded Assets”--as defined in Section 2.2.

“Facilities”-- any real property, leasehold or other interest in real property currently owned or operated by Seller, including the Tangible Personal Property used or operated by Seller. Notwithstanding the foregoing, for purposes of the definitions of “Hazardous Activity” and “Remedial Action” and Sections 3.20 and 11.3, “Facilities” shall mean any real property, leasehold or other interest in real property currently or formerly owned or operated by Seller, including the Tangible Personal Property used or operated by Seller at the Facilities specified in Section 3.8.

“GAAP”-- generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4 were prepared.

“Governing Documents”--with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and (g) any amendment or supplement to any of the foregoing.

“Governmental Authorization”--any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body”-- any:

a.	nation, state, county, city, town, borough, village, district or other jurisdiction;

b.	federal, state, local, municipal, foreign or other government;

c.
governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

d.	multinational organization or body;

e.	body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

f.	official of any of the foregoing.

“Hazardous Activity”-- the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from any of the Facilities or any part thereof into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property on or off the Facilities.

“Hazardous Material”-- any substance, material or waste which is or will foreseeably be regulated by any Governmental Body, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

“Improvements”-- all buildings, structures, fixtures and improvements located on the Land or included in the Assets, including those under construction.

“Income Tax Refunds”—as defined in Section 2.1(j)

“Indemnified Person”--as defined in Section 11.9.

“Indemnifying Person”--as defined in Section 11.9.

“Intellectual Property Assets”-- as defined in Section 3.23(a).

“Interim Balance Sheet”-- as defined in Section 3.4.

“Inventories”-- all inventories of Seller, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Seller in the ordinary course of its continuing business.

“IRS”-- the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Knowledge”-- an individual will be deemed to have Knowledge of a particular fact or other matter if:

a.	that individual is actually aware of that fact or matter; or

b.
a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement.

A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in (a) and (b) above), and any such individual (and any individual party to this Agreement) will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of the representations and warranties made herein by that Person or individual.

“Lease” - as defined in Section 2.7(a)(iv).

“Legal Requirement”-- any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

“Liability”-- with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Marks”-- as defined in Section 3.23(a)(i).

“Material Consents”-- as defined in Section 7.3.

“Occupational Safety and Health Law”-- any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order”-- any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“Ordinary Course of Business”--an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:

a.	is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person;

b.
does not require authorization by the board of directors or Shareholder of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and

c.
is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

“Patents”-- as defined in Section 3.23(a)(ii).

“Permitted Encumbrances”-- as defined in Section 3.7.

“Person”-- an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

“Proceeding”-- any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Purchase Price”-- as defined in Section 2.3.

“Record”-- information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Related Person”- With respect to a particular individual:

a.	each other member of such individual’s Family;

b.	any Person that is directly or indirectly controlled by any one or more members of such individual’s Family;

c.	any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

d.	any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

a.	any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;

b.	any Person that holds a Material Interest in such specified Person;

c.	each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

d.	any Person in which such specified Person holds a Material Interest; and

e.	any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

“Release”-- any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

“Remedial Action”--all actions, including any capital expenditures, required or voluntarily undertaken (a) to clean up, remove, treat or in any other way address any Hazardous Material or other substance; (b) to prevent the Release or Threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) to bring all Facilities and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Authorizations.

“Representative”-- with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Retained Liabilities”-- as defined in Section 2.4(b).

“SEC”-- the United States Securities and Exchange Commission.

“Secured Subordinated Promissory Note”--as defined in Section 2.7(b)(ii).

“Securities Act”--as defined in Section 3.3.

“Security Agreement” - as defined in Section 2.7(b)(ii).

“Seller”-- as defined in the first paragraph of this Agreement.

“Seller Contract”--any Contract (a) under which Seller has or may acquire any rights or benefits; (b) under which Seller has or may become subject to any obligation or liability; or (c) by which Seller or any of the assets owned or used by Seller is or may become bound.

“Shareholder”-- as defined in the first paragraph of this Agreement.

“Software”-- all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

“Subsidiary”-- with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

“Tangible Personal Property”-- all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by Seller (wherever located and whether or not carried on Seller’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component Part thereof and all maintenance records and other documents relating thereto.

“Tax”-- any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, part environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

“Tax Return”-- any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party”--a Person that is not a party to this Agreement.

“Third-Party Claim”-- any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

“Threat of Release”-- a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“WARN Act”-- as defined in Section 3.21(d).

1.2 USAGE

a.	Interpretation. In this Agreement, unless a clear contrary intention appears:

(i)	the singular number includes the plural number and vice versa;

(ii)
reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)	reference to any gender includes each other gender;

(iv)	reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v)
reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi)	“hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii)	“including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii)	“or” is used in the inclusive sense of “and/or”;

(ix)	with respect to the determination of any period of time, “from” means “from and including” and “to” means “to and including;” and

(x)	references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

b.
Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

c.
Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

SECTION 2  SALE AND TRANSFER OF ASSETS; CLOSING

2.1 ASSETS TO BE SOLD

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in and to all of Seller’s personal property and assets, tangible and intangible, of every kind and description, wherever located, including the following (but excluding the Excluded Assets):

a.	all Tangible Personal Property, including those items described in Exhibit “A”;

b.	all Inventories; including but not limited to Exhibit “A”

c.	all Seller Contracts, including those listed in Exhibit “B”, and all outstanding offers or solicitations made by or to Seller to enter into any Contract;

d.	all Governmental Authorizations and all pending applications therefore or renewals thereof, in each case to the extent transferable to Buyer, including those listed in Exhibit “C”;

e.
all data and Records related to the operations of Seller, including client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records and, subject to Legal Requirements, copies of all personnel Records and other Records described in Section 2.2 and certification documentation for the Inventory;

f.
all of the intangible rights and property of Seller, including Intellectual Property Assets, company name, going concern value, goodwill, telephone, telecopy and e-mail addresses and listings and those items listed in Exhibits “D”;

g.	all insurance benefits, including rights and proceeds, arising from or relating to the Assets or the Assumed Liabilities prior to the Closing, unless expended in accordance with this Agreement;

h.	all claims of Seller against third parties relating to the Assets, whether choate or inchoate, known or unknown, contingent or noncontingent, including all such claims listed in Exhibit “E”; and

i.
all rights of Seller relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof that are not listed in Exhibit “F”. As reflected in Exhibit “F”, Seller and the Shareholder may be entitled to certain Income Tax Refunds relating to the operations of Seller. Such Income Tax Refunds are not included in the Assets.

All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the “Assets.”

Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets unless Buyer expressly assumes that Liability pursuant to Section 2.4(a).

2.2 EXCLUDED ASSETS

Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller after the Closing:

a.	all cash, cash equivalents and short-term investments;

b.	all minute books, stock Records and corporate seals;

c.	the shares of capital stock of Seller held in treasury;

d.	all Accounts Receivable;

e.
all rights of Seller under this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Secured Promissory Note, the Security Agreement and all other documents to be delivered in connection with the Contemplated Transactions; and

f.	the property and assets expressly designated in Exhibit “F”, including but not limited to the Income Tax Refunds and real property owned by Seller or its affiliates.

2.3 CONSIDERATION

a.
The consideration for the Assets (the “Purchase Price”) will be (a) Two million five hundred thousand dollars ($2,500,000.00) plus or minus the Adjustment Amount and (b) the issuance of Three million five hundred thousand shares (3,500,000 shares) pursuant to Section 4(2) of the Securities Act of Buyer’s Preferred Stock, the subsequent transfer of which is restricted, in whole for a minimum of one year or in part for a minimum of two years, in accordance with Section 144 of the Securities Act and the assumption of the Assumed Liabilities. In accordance with Section 2.7(b), at the Closing, the Purchase Price, prior to adjustment on account of the Adjustment Amount, shall be delivered by Buyer to Seller as follows:

(i)
One million dollars ($ 1,000,000.00) by means of one Secured Subordinated Promissory Note bearing an interest rate of eight percent (8%) per annum and shall mature on November 1, 2006; and will be retired as soon as practical through the receipt of funds raised through the sale of debentures or proceeds from a Private Placement Memorandum.

(ii)
the balance as adjusted payable in the form of a second Secured Subordinated Promissory Note bearing an interest rate of eight percent (8%) per annum which shall mature no later than December 31, 2006 (Attached as Exhibit “H”) and will be retired as soon as practical through the receipt of funds raised through the sale of debentures or proceeds from a Private Placement Memorandum. The security for the Secured Subordinated Promissory Note is defined in Section 2.7(b)(ii). The Adjustment Amount shall be paid in accordance with Section 2.8.

(iii)
Issued at the time of Closing, Three million five hundred thousand (3,500,000) shares of Preferred Stock (“Shares”), pursuant to Section 4(2) of the Securities Act of Buyer’s Preferred Stock, the subsequent transfer of which is restricted, in whole for a minimum of one year or in part for a minimum of two years, in accordance with Section 144 of the Securities Act, commencing from the date that consideration is provided for the Shares. After the Shares have been held for a minimum of one (1) year they shall become eligible for sale at the rate of one percent (1%) per quarter of the Company’s total outstanding shares provided that the Company and the eligible sale of Shares meet the conditions of Section 144 of the Securities Act.

b. Conditions Precedent to Finality of the Transfer of the Assets. Until the Buyer tenders full payment of the Secured Subordinated Promissory Note, in the amount of $1,000,000 principal plus interest in the amount of 8% per annum, as detailed in section 2.3(a)(i) above (“Payment Of The First Note”), the Assets shall remain in the complete domain and control of the Seller and Shareholder, and all corporate decisions or actions regarding the use or application of the Assts shall require the consent of the Shareholder. Upon Payment Of The First Note the Assets will transfer to the complete domain and control of the Buyer, subject to the remain conditions of this Agreement.

2.4 LIABILITIES

a.	Assumed Liabilities. On the Closing Date, but effective as of the Closing, Buyer shall assume and agree to discharge only the following Liabilities of Seller (the “Assumed Liabilities”):

(i) any trade account payable reflected on the Interim Balance Sheet (other than a trade account payable to any Shareholder or a Related Person of Seller or any Shareholder) that remains unpaid at and is not delinquent as of the Closing;

(ii) any trade account payable (other than a trade account payable to any Shareholder or a Related Person of Seller or any Shareholder) incurred by Seller in the Ordinary Course of Business between the date of the Interim Balance Sheet and the Closing that remains unpaid at and is not delinquent as of the Closing;

(iv)
any Liability to Seller’s customers incurred by Seller in the Ordinary Course of Business for nondelinquent orders outstanding as of the Closing reflected on Seller’s books (other than any Liability arising out of or relating to a Breach that occurred prior to the Closing); and

(v)
any liability to Seller’s suppliers for unfilled purchase orders, provided that such unfilled purchase orders shall be for a quantity of parts that will be sold in the Ordinary Course of Business for a cost consistent with prevailing market cost.

b.
Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller. “Retained Liabilities” shall mean every Liability of Seller other than the Assumed Liabilities, including:

(i)	any Liability arising out of or relating to products of Seller sold prior to the Closing other than to the extent assumed under Section 2.4(a)(iii);

(ii)	any Liability under any Contract assumed by Buyer pursuant to Section 2.4(a) that arises after the Closing but that arises out of or relates to any Breach that occurred prior to the Closing;

(iii)
any Liability for Taxes, including (A) any Taxes arising as a result of Seller’s operation of its business or ownership of the Assets prior to the Closing, (B) any Taxes that will arise as a result of the sale of the Assets pursuant to this Agreement and (C) any deferred Taxes of any nature;

(iv)
(iv) any Liability under any Contract not assumed by Buyer under Section 2.4(a), including any Liability arising out of or relating to Seller’s credit facilities or any security interest related thereto;

(v)	any Environmental, Health and Safety Liabilities arising out of or relating to the operation of Seller’s business or Seller’s leasing, ownership or operation of real property;

(vi)
any Liability under the Employee Plans or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for Seller’s employees or former employees or both;

(vii)	any Liability under any employment, severance, retention or termination agreement with any employee of Seller or any of its Related Persons;

(viii)	any Liability arising out of or relating to any employee grievance whether or not the affected employees are hired by Buyer;

(ix)	any Liability of Seller to any Shareholder or Related Person of Seller or any Shareholder;

(x)	any Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Seller;

(xi)	any Liability to distribute to Shareholder or otherwise apply all or any part of the consideration received hereunder;

(xii)	any Liability arising out of any Proceeding pending as of the Closing;

(xiii)	any Liability arising out of any Proceeding commenced after the Closing and arising out of or relating to any occurrence or event happening prior to the Closing;

(xiv)	any Liability arising out of or resulting from Seller’s compliance or noncompliance with any Legal Requirement or Order of any Governmental Body;

(xv)	any Liability of Seller under this Agreement or any other document executed in connection with the Contemplated Transactions; and

(xvi)	any Liability of Seller based upon Seller’s acts or omissions occurring after the Closing.

2.5 ALLOCATION

The Purchase Price shall be allocated as shall be agreed at Closing. After the Closing, the parties shall make consistent use of the allocation, fair market value and useful lives as agreed for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. Buyer shall prepare and deliver IRS Form 8594 to Seller within forty-five (45) days after the Closing Date to be filed with the IRS. In any Proceeding related to the determination of any Tax, neither Buyer nor Seller or Shareholder shall contend or represent that such allocation is not a correct allocation.

2.6 CLOSING

The purchase and sale provided for in this Agreement (the “Closing”) will take place at the offices of ____________________, ________________, ________, ________, on or before October 6, 2006 subject to Due Diligence and respective Board of Directors approval, unless Buyer and Seller otherwise agree. Subject to the provisions of Article 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.6 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

In such a situation, the Closing will occur as soon as practicable, subject to Article 9.

2.7 CLOSING OBLIGATIONS

a.	In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(i)
Seller and Shareholder, as the case may be, shall deliver to Buyer, together with funds sufficient to pay (i) all sales taxes, and (ii) all other Taxes necessary for the transfer, filing or recording thereof:

(ii)	a bill of sale for all of the Assets that are Tangible Personal Property in the form of Exhibit 2.7(a)(i) (the “Bill of Sale”) executed by Seller;

(iii)	assignments of all Intellectual Property Assets and separate assignments of all registered Marks, Patents and Copyrights in the form of Exhibit 2.7(a)(ii) executed by Seller;

(iv)
such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and executed by Seller;

(v)	the lease for the Premises in the form of Exhibit 2.7(a)(iv) (the “Lease”);

(vi)
a certificate executed by Seller and the Shareholder as to the accuracy of their representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 7.1 and as to their compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 7.2 (Exhibit 2.7(a)(v));

(vii)	an opinion of counsel for the Seller and the Shareholder in form and substance satisfactory to Buyer and its legal counsel (Exhibit 2.7(a)(vi)) ;

(viii)
a certificate of the Secretary of Seller certifying, as complete and accurate as of the Closing (Exhibit 2.7(a)(vii)), attached copies of the Governing Documents of Seller, certifying and attaching all requisite resolutions or actions of Seller’s board of directors and Shareholder approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and the change of name contemplated by Section 5.9 and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the Contemplated Transactions and accompanied by the requisite documents for amending the relevant Governing Documents of Seller required to effect such change of name in form sufficient for filing with the appropriate Governmental Body;

(ix)	the Consulting Agreement in the form of Exhibit 2.7(b)(v);

(x)
an assignment of all of the Assets that are intangible personal property in the form of Exhibit 2.7(a)(ix), which assignment shall also contain Buyer’s undertaking and assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”) executed by Seller; and

(xi)	the Allocation of Purchase Price, in the form of Exhibit 2.7(a)(x).

b.	Buyer shall deliver to Seller and Shareholder, as the case may be, documentation necessary for the Seller to pay all sales taxes necessary for the transfer, filing or recording thereof:

(i)
a Promissory Note executed by Buyer and payable to Seller in the principal amount of One million dollars ($1,000,000.00) in the form of Exhibit “G” (the “Secured Subordinated Promissory Note”). The Secured Subordinated Promissory Note shall be secured with a subordinated lien on the Assets, which subordinated lien will be evidenced by the Security Agreement. The Seller will agree to execute a commercially reasonable subordination agreement proffered by lenders to Buyer either contemporaneous with or subsequent to the Closing, and will execute whatever documents may be reasonably necessary to make Seller’s security interest in the Assets subordinate to Buyer’s lenders;

(ii)	the Security Agreement (Exhibit 2.7(b)(iii)) and Financing Statement necessary to perfect Seller’s security interest in the Assets, subject to the limitations in Section 2.7(b)(ii);

(iii)	the Assignment and Assumption Agreement, as such term is defined in Section 2.7(a)(ix) above;

(iv)	the Employment Agreement in the form of Exhibit 2.7(b)(v);

(v)
a certificate executed by Buyer as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 8.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 8.2 (Exhibit 2.7(b)(vi));

(vi)	an opinion of counsel for the Buyer in form and substance satisfactory to Seller and Stockholder (Exhibit 2.7(b)(vii));

(vii)
a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing (Exhibit 2.7(b)(viii)), attached copies of the Governing Documents of Buyer and certifying and attaching all requisite resolutions or actions of Buyer’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Contemplated Transactions;

(viii)	the executed Lease; and

(ix)	the Allocation of Purchase Price, in the form of Exhibit 2.7(a)(x).

2.8 ADJUSTMENT AMOUNT AND PAYMENT

The “Adjustment Amount” (which may be a positive or negative number) will be equal to the amount determined by subtracting the Closing Working Capital from the Agreed Working Capital. If the Adjustment Amount is positive, the Adjustment Amount shall be subtracted from the cash consideration PORTION OF THE Purchase price to be paid at Closing. If the Adjustment Amount is negative, the Adjustment Amount shall be added to the cash consideration to be paid at Closing.

2.9 ADJUSTMENT PROCEDURE

a.
“Working Capital” as of a given date shall mean the amount calculated by subtracting the Assumed Liabilities as of that date from the sum of (i) all Accounts Receivable, regardless of the aging thereof, and (ii) Inventory included in the Assets as of that date.

b.	The Agreed Working Capital Amount is $ _____________.00.

c.
The day before Closing, Seller shall deliver to Buyer (i) a list of its Accounts Receivable as of that date showing the aging thereof, (ii) a statement of its Inventory value as of that date, and (iii) a list of the Assumed Liabilities as of that date. Buyer shall then determine the Working Capital as of the Closing by subtracting the Assumed Liabilities as of that date from the sum of the Accounts Receivable as of that date and the Inventory as of that date (the “Closing Working Capital”).

d.	The Adjustment Amount shall be determined by subtracting the Closing Working Capital from the Agreed Working Capital.

2.10 CONSENTS

a.
If there are any Material Consents that (set forth in Schedule 1) have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, in the case of each Seller Contract as to which such Material Consents were not obtained (or otherwise are not in full force and effect) (the “Restricted Material Contracts”), Buyer may waive the closing conditions as to any such Material Consent and either:

(i)	elect to have Seller continue its efforts to obtain the Material Consents; or

(ii)	elect to have Seller retain that Restricted Material Contract and all Liabilities arising therefrom or relating thereto, on a cost neutral basis to Seller.

If Buyer elects to have Seller continue its efforts to obtain any Material Consents and the Closing occurs, notwithstanding Sections 2.1 and 2.4, neither this Agreement nor the Assignment and Assumption Agreement nor any other document related to the consummation of the Contemplated Transactions shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of the Restricted Material Contracts, and following the Closing, the parties shall use Best Efforts, and cooperate with each other, to obtain the Material Consent relating to each Restricted Material Contract as quickly as practicable. Pending the obtaining of such Material Consents relating to any Restricted Material Contract, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the benefits of use of the Restricted Material Contract for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereunder). Once a Material Consent for the sale, assignment, assumption, transfer, conveyance and delivery of a Restricted Material Contract is obtained, Seller shall promptly assign, transfer, convey and deliver such Restricted Material Contract to Buyer, and Buyer shall assume the obligations under such Restricted Material Contract assigned to Buyer from and after the date of assignment to Buyer pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Assignment and Assumption Agreement (which special-purpose agreement the parties shall prepare, execute and deliver in good faith at the time of such transfer, all at no additional cost to Buyer).

b.
If there are any Consents not listed on Exhibit 7.3 necessary for the assignment and transfer of any Seller Contracts to Buyer (the “Nonmaterial Consents”) which have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, Buyer shall elect at the Closing, in the case of each of the Seller Contracts as to which such Nonmaterial Consents were not obtained (or otherwise are not in full force and effect) (the “Restricted Nonmaterial Contracts”), whether to:

(i)
accept the assignment of such Restricted Nonmaterial Contract, in which case, as between Buyer and Seller, such Restricted Nonmaterial Contract shall, to the maximum extent practicable and notwithstanding the failure to obtain the applicable Nonmaterial Consent, be transferred at the Closing pursuant to the Assignment and Assumption Agreement as elsewhere provided under this Agreement; or

(ii)
reject the assignment of such Restricted Nonmaterial Contract, in which case, notwithstanding Sections 2.1 and 2.4, (A) neither this Agreement nor the Assignment and Assumption Agreement nor any other document related to the consummation of the Contemplated Transactions shall constitute a sale, assignment, assumption, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of such Restricted Nonmaterial Contract, and (B) Seller shall retain such Restricted Nonmaterial Contract and all Liabilities arising therefrom or relating thereto.

2.11 ASSIGNMENT OF ACCOUNTS RECEIVABLE FROM BUYER TO SELLER

In the event that Buyer shall not receive payment of any of the Accounts Receivable within 90 days of Closing, Buyer may assign such uncollected Accounts Receivable to Seller at any time within 180 days after Closing (an “Accounts Receivable Assignment”), provided, however, that if Buyer shall assign any of such Accounts Receivable to Seller after 120 days after Closing but before 180 days after Closing, Buyer shall provide Seller with whatever assistance Seller may reasonably request in the collection of such Accounts Receivable. Upon the occurrence of an Accounts Receivable Assignment, Buyer shall reduce the amount of its next payments due under the Secured Subordinated Promissory Note by the total amount of the Accounts Receivable assigned. This reduction shall not be subject to the escrow provisions of Section 11.8 regarding items proposed to be set off by Buyer against its liability to Seller, but shall be deemed to be agreed to by Seller.

SECTION 3 REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER

Seller and the Shareholder represent and warrant, jointly and severally, to Buyer as follows:

3.1.	ORGANIZATION AND GOOD STANDING
a.
Exhibit 3.1(a) contains a complete and accurate list of Seller’s jurisdiction of incorporation and any other jurisdictions in which it is qualified to do business as a foreign corporation. Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Seller Contracts. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

b.	Complete and accurate copies of the Governing Documents of Seller, as currently in effect, are attached to Exhibit 3.1(b).

c.	Seller has no Subsidiary and, except as disclosed in Exhibit 3.1(c), does not own any shares of capital stock or other securities of any other Person.

3.2 ENFORCEABILITY; AUTHORITY; NO CONFLICT

a.
This Agreement constitutes the legal, valid and binding obligation of Seller and each Shareholder, enforceable against each of them in accordance with its terms. Upon the execution and delivery by Seller and Shareholder of the Consulting Agreement, the Noncompetition Agreement and each other agreement to be executed or delivered by any or all of Seller and Shareholder at the Closing (collectively, the “Seller’s Closing Documents”), each of Seller’s Closing Documents will constitute the legal, valid and binding obligation of each of Seller and the Shareholder, enforceable against each of them in accordance with its terms. Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Seller’s Closing Documents to which it is a party and to perform its obligations under this Agreement and the Seller’s Closing Documents, and such action has been duly authorized by all necessary action by the Shareholder and board of directors. Each Shareholder has all necessary legal capacity to enter into this Agreement and the Seller’s Closing Documents to which such Shareholder is a party and to perform his obligations hereunder and thereunder.

b.
Except as set forth in Exhibit 3.2(b), neither the execution and delivery of this Agreement, nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)	Breach (A) any provision of any of the Governing Documents of Seller or (B) any resolution adopted by the board of directors or the Shareholder;

(ii)
Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller or the Shareholder, or any of the Assets, may be subject;

(iii)
contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the Assets or to the business of Seller;

(iv)	cause Buyer to become subject to, or to become liable for the payment of, any Tax, other than one-half of all sales taxes necessary for the transfer, filing or recording of and of the Assets;

(v)
Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract;

(vi)	result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets; or

(vii)	result in any shareholder of the Seller having the right to exercise dissenters’ appraisal rights.

c.
Except as set forth in Exhibit 3.2(c), neither Seller nor the Shareholder is required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3 CAPITALIZATION

The authorized equity securities of Seller consist of _75,000,000___________ (___) shares of common stock, _.001___ par value per share, of which __75,000,000_________ (______) shares are issued and outstanding, and all of which are owned by the Shareholder. Shareholder is and will be on the Closing Date the record and beneficial owner and holder of the shares owned by him, free and clear of all Encumbrances. There are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of Seller. None of the outstanding equity securities of Seller was issued in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any other Legal Requirement.

3.4 FINANCIAL STATEMENTS

Seller has delivered to Buyer:

(a)	an unaudited balance sheet of Seller as of 2005 (the “Balance Sheet”), and the related unaudited statement of income for the year then ended;

(b)	unaudited balance sheets of Seller as of the year end 2005 in each of the fiscal years 2004 through 2005, and the related unaudited statement of income for each of the fiscal years then ended; and

(c)
an unaudited balance sheet of Seller as of June 30, 2006, 2006, (the “Interim Balance Sheet”) and the related unaudited statement of income for the three (3) months then ended. Such financial statements fairly present (and the financial statements delivered pursuant to Section 5.8 will fairly present) the financial condition and the results of operations of Seller as at the respective dates of and for the periods referred to in such financial statements. The financial statements referred to in this Section 3.4 and delivered pursuant to Section 5.8 reflect and will reflect the consistent application of accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. The financial statements have been and will be prepared from and are in accordance with the accounting Records of Seller.

3.5 BOOKS AND RECORDS

The books of account and other financial Records of Seller, all of which have been made available to Buyer, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices and maintenance of an adequate system of internal controls. The minute books of Seller, all of which have been made available to Buyer, contain accurate and complete Records of all meetings held of, and corporate action taken by, the Shareholder, the board of directors and committees of the board of directors of Seller, and no meeting of the Shareholder, board of directors or committee has been held for which minutes have not been prepared or are not contained in such minute books.

3.6 SUFFICIENCY OF ASSETS

Except as set forth in Exhibit 3.6, the Assets (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate Seller’s business in the manner presently operated by Seller and (b) include all of the operating assets of Seller.

3.7 TITLE TO ASSETS; ENCUMBRANCES

Seller owns good and transferable title to all of the Assets free and clear of any Encumbrances other than those described in Exhibit 3.7 (“Encumbrances”). Seller warrants to Buyer that, at the time of Closing, all Assets shall be free and clear of all Encumbrances other than those identified on Exhibit 3.7 as acceptable to Buyer (“Permitted Encumbrances”).

3.8	CONDITION OF FACILITIES

a.
Use of the Facilities for the various purposes for which it is presently being used is permitted as of right under all applicable zoning legal requirements and is not subject to “permitted nonconforming” use or structure classifications. All Improvements are in compliance with all applicable Legal Requirements, including those pertaining to zoning, building and the disabled, are in good repair and in good condition, ordinary wear and tear excepted, and are free from latent and patent defects. No part of any Improvement encroaches on any real property not included in the Facilities, and there are no buildings, structures, fixtures or other Improvements primarily situated on adjoining property which encroach on any part of the Land. The Land for each owned Facility abuts on and has direct vehicular access to a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such Land and comprising a part of the Facilities, is supplied with public or quasi-public utilities and other services appropriate for the operation of the Facilities located thereon and is not located within any flood plain or area subject to wetlands regulation or any similar restriction. To Seller’s knowledge, after reasonable investigation, there is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain proceeding that would result in the taking of all or any part of any Facility or that would prevent or hinder the continued use of any Facility as heretofore used in the conduct of the business of Seller.

b.
Each item of Tangible Personal Property is in repair and operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business and is free from latent and patent defects. No item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. Except as disclosed in Exhibit 3.8(b), all Tangible Personal Property used in Seller’s business is in the possession of Seller.

3.9	ACCOUNTS RECEIVABLE

All Accounts Receivable that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting Records of Seller as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by Seller in the Ordinary Course of Business. Except to the extent paid prior to the Closing Date, such Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or as included in the Closing Working Capital (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve in the Accounts Receivable included in the Closing Working Capital, will not represent a greater percentage of the Accounts Receivable reflected in the Accounts Receivable included in the Closing Working Capital than the reserve reflected on the Interim Balance Sheet represented of the Accounts Receivable reflected thereon and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of such Accounts Receivable either has been or will be collected in full, without any setoff, within ninety (90) days after the day on which it first becomes due and payable. There is no contest, claim, defense or right of setoff, other than returns in the Ordinary Course of Business of Seller, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable. Exhibit 3.9 contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of each such Account Receivable.

3.10	INVENTORIES

All items included in the Inventories consist of a quality saleable in the Ordinary Course of Business of Seller except for items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting Records of Seller as of the Closing Date, as the case may be. Seller is not in possession of any inventory not owned by Seller, including goods already sold. Inventories now on hand that were purchased after the date of the Balance Sheet or the Interim Balance Sheet were purchased in the Ordinary Course of Business of Seller at a cost not exceeding market prices prevailing at the time of purchase. All items of Inventory meet the original quality specifications of the respective manufacturers. The Seller has on file, and such information is included in the Assets, proper certification documentation for the Inventory.

3.11 NO UNDISCLOSED LIABILITIES

Except as set forth in Exhibit 3.11, Seller has no Liability except for Liabilities reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business of Seller since the date of the Interim Balance Sheet.

3.12 TAXES

a.
Tax Returns Filed and Taxes Paid. Seller has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements. All Tax Returns and reports filed by Seller are true, correct and complete, subject to amendments thereof in connection with the Income Tax Refunds. Seller has paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by Seller, except such Taxes, if any, as are listed in Exhibit 3.12(a) and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet. Except as provided in Exhibit 3.12(a), Seller currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made or is expected to be made by any Governmental Body in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and Seller has no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.

b.
Delivery of Tax Returns and Information Regarding Audits and Potential Audits. Seller has delivered or made available to Buyer copies of, and Exhibit 3.12(b) contains a complete and accurate list of, all Tax Returns filed since 2002.

c.
Proper Accrual. The charges, accruals and reserves with respect to Taxes on the Records of Seller are adequate (determined in accordance with GAAP) and are at least equal to Seller’s liability for Taxes. There exists no proposed tax assessment or deficiency against Seller except as disclosed in the Balance Sheet or in Exhibit 3.12(c).

d.	Specific Potential Tax Liabilities and Tax Situations.

(i)
Withholding. All Taxes that Seller is or was required by Legal Requirements to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(ii)
Tax Allocation and Indemnity Agreement. Neither Seller nor any Affiliate has any liability or has Knowledge of any facts or circumstances that might give rise to any liability, specifically for withholding (Payroll Taxes) taxes and any failure to withhold or pay any withheld taxes will not result in any liability whatsoever to Buyer. Seller hereby further agrees and shall remain responsible for any Payroll Taxes that may have accrue prior to the Closing Date and pay the same. Seller further agrees to hold harmless, indemnify, and defend Buyer against any liabilities that accrued prior to Closing Date which arising from all Taxes that Seller is or was required by Legal Requirements to withhold, deduct or collect.

(iii)
Tax Sharing or Similar Agreements. There is no tax sharing agreement, obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by Buyer.

(iv)
Consolidated Group. Seller (A) has not been a member of an affiliated group within the meaning of Code Section 1504(a) (or any similar group defined under a similar provision of state, local or foreign law) and (B) has no liability for Taxes of any person (other than Seller and its Subsidiaries) under Treas. Reg. sect. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor by contract or otherwise.

(v)
S Corporation. Seller is an S corporation as defined in Code Section 1361, and Seller is not and has not been subject to either the built-in-gains tax under Code Section 1374 or the passive income tax under Code Section 1375. Exhibit 3.12(d)(iv) lists all the states and localities with respect to which Seller is required to file any corporate, income or franchise tax returns and sets forth whether Seller is treated as the equivalent of an S corporation by or with respect to each such state or locality. Seller has properly filed Tax Returns with and paid and discharged any liabilities for taxes in any states or localities in which it is subject to Tax.

(vi)
Substantial Understatement Penalty. Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662, if any.

3.13 NO MATERIAL ADVERSE CHANGE

Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, prospects, assets, results of operations or condition (financial or other) of Seller, and, to Seller’s Knowledge, after reasonable investigation, no event has occurred or circumstance exists that may result in such a material adverse change.

3.14 EMPLOYEE BENEFITS

a.
Set forth in Exhibit 3.14(a) is a complete and correct list of all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by Seller or any other corporation or trade or business controlled by, controlling or under common control with Seller (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (“ERISA Affiliate”) or has been maintained or contributed to in the last six (6) years by Seller or any ERISA Affiliate, or with respect to which Seller or any ERISA Affiliate has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of Seller or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively the “Employee Plans”). Exhibit 3.14(a) identifies as such any Employee Plan that is (w) a “Defined Benefit Plan” (as defined in Section 414(l) of the Code); (x) a plan intended to meet the requirements of Section 401(a) of the Code; (y) a “Multiemployer Plan” (as defined in Section 3(37) of ERISA); or (z) a plan subject to Title IV of ERISA, other than a Multiemployer Plan. Also set forth on Exhibit 3.14(a) is a complete and correct list of all ERISA Affiliates of Seller during the last six (6) years.

b.
Seller has delivered to Buyer true, accurate and complete copies of (i) the documents comprising each Employee Plan (or, with respect to any Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of Seller or any ERISA Affiliate); (ii) all trust agreements, insurance contracts or any other funding instruments related to the Employee Plans; (iii) all rulings, determination letters, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation (“PBGC”) or any other Governmental Body that pertain to each Employee Plan and any open requests therefore; (iv) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any Government Body with respect to the Employee Plans during the current year and each of the three preceding years; (v) all collective bargaining agreements pursuant to which contributions to any Employee Plan(s) have been made or obligations incurred (including both pension and welfare benefits) by Seller or any ERISA Affiliate, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities; (vi) all securities registration statements filed with respect to any Employee Plan; (vii) all contracts with third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Employee Plan, (viii) with respect to Employee Plans that are subject to Title IV of ERISA, the Form PBGC-1 filed for each of the three most recent plan years; and (ix) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other written communications regarding the Employee Plans.

c.
Except as disclosed in Exhibit 3.14(c), full payment has been made of all amounts that are required under the terms of each Employee Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Employee Plan ended on or before the date of this Agreement and all periods thereafter prior to the Closing Date, and no accumulated funding deficiency or liquidity shortfall (as those terms are defined in Section 302 of ERISA and Section 412 of the Code) has been incurred with respect to any such Employee Plan, whether or not waived. The value of the assets of each Employee Plan exceeds the amount of all benefit liabilities (determined on a plan termination basis using the actuarial assumptions established by the PBGC as of the Closing Date) of such Employee Plan. Seller is not required to provide security to an Employee Plan under Section 401(a)(29) of the Code. The funded status of each Employee Plan that is a Defined Benefit Plan is disclosed on Exhibit 3.14(c) in a manner consistent with the Statement of Financial Accounting Standards No. 87. Seller has paid in full all required insurance premiums, subject only to normal retrospective adjustments in the ordinary course, with regard to the Employee Plans for all policy years or other applicable policy periods ending on or before the Closing Date.

d.
Except as disclosed in Exhibit 3.14(d), no Employee Plan, if subject to Title IV of ERISA, has been completely or partially terminated, nor has any event occurred nor does any circumstance exist that could result in the partial termination of such Employee Plan. The PBGC has not instituted or threatened a Proceeding to terminate or to appoint a trustee to administer any of the Employee Plans pursuant to Subtitle 1 of Title IV of ERISA, and no condition or set of circumstances exists that presents a material risk of termination or partial termination of any of the Employee Plans by the PBGC. None of the Employee Plans has been the subject of, and no event has occurred or condition exists that could be deemed, a reportable event (as defined in Section 4043 of ERISA) as to which a notice would be required (without regard to regulatory monetary thresholds) to be filed with the PBGC. Seller has paid in full all insurance premiums due to the PBGC with regard to the Employee Plans for all applicable periods ending on or before the Closing Date.

e.
Neither Seller nor any ERISA Affiliate has any liability or has Knowledge of any facts or circumstances that might give rise to any liability, and the Contemplated Transactions will not result in any liability, (i) for the termination of or withdrawal from any Employee Plan under Sections 4062, 4063 or 4064 of ERISA, (ii) for any lien imposed under Section 302(f) of ERISA or Section 412(n) of the Code, (iii) for any interest payments required under Section 302(e) of ERISA or Section 412(m) of the Code, (iv) for any excise tax imposed by Section 4971 of the Code, (v) for any minimum funding contributions under Section 302(c)(11) of ERISA or Section 412(c)(11) of the Code or (vi) for withdrawal from any Multiemployer Plan under Section 4201 of ERISA.

f.
Seller has, at all times, complied, and currently complies, in all material respects with the applicable continuation requirements for its welfare benefit plans, including (1) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA” and (2) any applicable state statutes mandating health insurance continuation coverage for employees.

g.
The form of all Employee Plans is in compliance with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and such plans have been operated in compliance with such laws and the written Employee Plan documents. Neither Seller nor any fiduciary of an Employee Plan has violated the requirements of Section 404 of ERISA. All required reports and descriptions of the Employee Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor or other Governmental Body and distributed as required, and all notices required by ERISA or the Code or any other Legal Requirement with respect to the Employee Plans have been appropriately given.

h.
Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and Seller has no Knowledge of any circumstances that will or could result in revocation of any such favorable determination letter. Each trust created under any Employee Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and Seller is not aware of any circumstance that will or could result in a revocation of such exemption. Each Employee Welfare Benefit Plan (as defined in Section 3(1) of ERISA) that utilizes a funding vehicle described in Section 501(c)(9) of the Code or is subject to the provisions of Section 505 of the Code has been the subject of a notification by the IRS that such funding vehicle qualifies for tax-exempt status under Section 501(c)(9) of the Code or that the plan complies with Section 505 of the Code, unless the IRS does not, as a matter of policy, issue such notification with respect to the particular type of plan. With respect to each Employee Plan, no event has occurred or condition exists that will or could give rise to a loss of any intended tax consequence or to any Tax under Section 511 of the Code.

i.
There is no material pending or threatened Proceeding relating to any Employee Plan, nor is there any basis for any such Proceeding. Neither Seller nor any fiduciary of an Employee Plan has engaged in a transaction with respect to any Employee Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Seller or Buyer to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(l) of ERISA or a violation of Section 406 of ERISA. The Contemplated Transactions will not result in the potential assessment of a Tax or penalty under Section 4975 of the Code or Section 502(l) of ERISA nor result in a violation of Section 406 of ERISA.

j.
Seller has maintained workers’ compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise except as disclosed to Buyer on Exhibit 3.14(j).

k.
Except as required by Legal Requirements and as provided in Section 10.1(d), the consummation of the Contemplated Transactions will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any director, employee, officer, former employee or former officer of Seller. There are no contracts or arrangements providing for payments that could subject any person to liability for tax under Section 4999 of the Code.

l.
Except for the continuation coverage requirements of COBRA, Seller has no obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Employee Plans that are Employee Welfare Benefit Plans.

m.
None of the Contemplated Transactions will result in an amendment, modification or termination of any of the Employee Plans. No written or oral representations have been made to any employee or former employee of Seller promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA). No written or oral representations have been made to any employee or former employee of Seller concerning the employee benefits of Buyer.

n.
With respect to any Employee Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plan”), and any other Multiemployer Plan to which Seller has at any time had an obligation to contribute:

(i)	all contributions required by the terms of such Multiemployer Plan and any collective bargaining agreement have been made when due; and

(ii)
Seller would not be subject to any withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA if, as of the date hereof, Seller were to engage in a “complete withdrawal” (as defined in ERISA Section 4203) or a “partial withdrawal” (as defined in ERISA Section 4205) from such Multiemployer Plan.

3.15 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

a.	Except as set forth in Exhibit “C”:

(i)
Seller is, and at all times since January 1, 2001, has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

(ii)
no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement or (B) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii)
Seller has not received, at any time since _________, 200_, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

b.
Exhibit “C” contains a complete and accurate list of each Governmental Authorization that is held by Seller or that otherwise relates to Seller’s business or the Assets. Each Governmental Authorization listed or required to be listed in Exhibit “C” is valid and in full force and effect. Except as set forth in Exhibit “C”:

(i)
Seller is, and at all times since January 1, 2001, has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Exhibit “C”;

(ii)
no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Exhibit “C” or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Exhibit “C”;

(iii)
Seller has not received, at any time since January 1, 2001, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization; and

(iv)
all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Exhibit “C” have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies. The Governmental Authorizations listed in Exhibit “C” collectively constitute all of the Governmental Authorizations necessary to permit Seller to awfully conduct and operate its business in the manner in which it currently conducts and operates such business and to permit Seller to own and use its assets in the manner in which it currently owns and uses such assets.

3.16 LEGAL PROCEEDINGS; ORDERS

a.	Except as set forth in Exhibit 3.16(a), there is no pending or, to Seller’s Knowledge, threatened Proceeding:

(i)	by or against Seller or that otherwise relates to or may affect the business of, or any of the assets owned or used by, Seller; or

(ii)	(ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.
To the Knowledge of Seller, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. Seller has delivered to Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Exhibit 3.16(a). There are no Proceedings listed or required to be listed in Exhibit 3.16(a) that could have a material adverse effect on the business, operations, assets, condition or prospects of Seller or upon the Assets.

b.	Except as set forth in Exhibit 3.16(b):

(i)	there is no Order to which Seller, its business or any of the Assets is subject; and

(ii)
to the Knowledge of Seller, no officer, director, agent or employee of Seller is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of Seller.

c.	Except as set forth in Exhibit 3.16(c):

(i)	Seller is, and has been in compliance with all of the terms and requirements of each Order to which it or any of the Assets is or has been subject;

(ii)
no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Seller or any of the Assets is subject; and

(iii)
Seller has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Seller or any of the Assets is or has been subject.

3.17 ABSENCE OF CERTAIN CHANGES AND EVENTS

Except as set forth in Exhibit 3.17, since the date of the Balance Sheet, Seller has conducted its business only in the Ordinary Course of Business and there has not been any:

a.	change in Seller’s authorized or issued capital stock, grant of any stock option or right to purchase shares of capital stock of Seller or issuance of any security convertible into such capital stock;

b.	amendment to the Governing Documents of Seller;

c.
payment (except in the Ordinary Course of Business) or increase by Seller of any bonuses, salaries or other compensation to any shareholder, director, officer or employee or entry into any employment, severance or similar Contract with any director, officer or employee;

d.	adoption of, amendment to or increase in the payments to or benefits under, any Employee Plan;

e.	damage to or destruction or loss of any Asset, whether or not covered by insurance;

f.
entry into, termination of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which Seller is a party, or (ii) any Contract or transaction involving a total remaining commitment by Seller;

g.
sale (other than sales of Inventories in the Ordinary Course of Business), lease or other disposition of any Asset or property of Seller (including the Intellectual Property Assets) or the creation of any Encumbrance on any Asset;

h.	cancellation or waiver of any claims or rights with a value to Seller;

i.	indication by any customer or supplier of an intention to discontinue or change the terms of its relationship with Seller;

j.	material change in the accounting methods used by Seller; or

k.	Contract by Seller to do any of the foregoing.

3.18 CONTRACTS; NO DEFAULTS

a.	Exhibit “B” contains an accurate and complete list, and Seller has delivered to Buyer accurate and complete copies, of:

(i)	each Seller Contract that involves performance of services or delivery of goods or materials by Seller;

(ii)	each Seller Contract that involves performance of services or delivery of goods or materials to Seller;

(iii)	each Seller Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of Seller;

(iv)	each Seller Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal;

(v)	each Seller Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(vi)	each Seller Contract (however named) involving a sharing of profits, losses, costs or liabilities by Seller with any other Person;

(vii)	each Seller Contract containing covenants that in any way purport to restrict Seller’s business activity or limit the freedom of Seller to engage in any line of business or to compete with any Person;

(viii)	each Seller Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(ix)	each power of attorney of Seller that is currently effective and outstanding;

(x)	each Seller Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by Seller to be responsible for consequential damages;

(xi)	each Seller Contract for capital expenditures;

(xii)	each Seller Contract not denominated in U.S. dollars;

(xiii)	each written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by Seller other than in the Ordinary Course of Business; and

(xiv)
each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing. Exhibit “B” sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts, the amount of the remaining commitment of Seller under the Contracts and the location of Seller’s office where details relating to the Contracts are located.

b.
Except as set forth in Exhibit “B”, Shareholder does not have nor may he acquire any rights under, and Shareholder does not have nor may he become subject to any obligation or liability under, any Contract that relates to the business of Seller or any of the Assets.

c.	Except as set forth in Exhibit “B”:

(i)
each Contract identified or required to be identified in Exhibit “B” and which is to be assigned to or assumed by Buyer under this Agreement is in full force and effect and is valid and enforceable in accordance with its terms;

(ii)	each Contract identified or required to be identified in Exhibit “B” and which is being assigned to or assumed by Buyer is assignable by Seller to Buyer without the consent of any other Person; and

(iii)
to the Knowledge of Seller, no Contract identified or required to be identified in Exhibit “B” and which is to be assigned to or assumed by Buyer under this Agreement will upon completion or performance thereof have a material adverse affect on the business, assets or condition of Seller or the business to be conducted by Buyer with the Assets.

d.	Except as set forth in Exhibit “B”:

(i)	Seller is and, has been, in compliance with all applicable terms and requirements of each Seller Contract which is being assumed by Buyer;

(ii)
each other Person that has or had any obligation or liability under any Seller Contract which is being assigned to Buyer is and, has been, in full compliance with all applicable terms and requirements of such Contract;

(iii)
no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a Breach of, or give Seller or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract that is being assigned to or assumed by Buyer;

(iv)
no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any of the Assets; and

(v)
Seller has not given to or received from any other Person, at any time since January 1, 2001, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or Breach of, or default under, any Contract which is being assigned to or assumed by Buyer.

e.
There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Seller under current or completed Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

f.
Each Contract relating to the sale, design, manufacture or provision of products or services by Seller has been entered into in the Ordinary Course of Business of Seller and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

3.19 INSURANCE

a.	Seller has delivered to Buyer:
(i)
accurate and complete copies of all policies of insurance (and correspondence relating to coverage thereunder) to which Seller is a party or under which Seller is covered, a list of which is included in Exhibit 3.19(a); and

(ii)	(ii) accurate and complete copies of all pending applications by Seller for policies of insurance.

b.	Exhibit 3.19(b) describes:

(i)	any self-insurance arrangement by or affecting Seller, including any reserves established thereunder;

(ii)	any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk to which Seller is a party or which involves the business of Seller; and

(iii)	all obligations of Seller to provide insurance coverage to Third Parties (for example, under Leases or service agreements) and identifies the policy under which such coverage is provided.

c.	Except as set forth in Exhibit 3.19(c):

(i)	all policies of insurance to which Seller is a party or that provide coverage to Seller:
(A)	are valid, outstanding and enforceable;

(B)	are issued by an insurer that is financially sound and reputable;

(C)
taken together, provide adequate insurance coverage for the Assets and the operations of Seller for all risks normally insured against by a Person carrying on the same business or businesses as Seller in the same location; and

(D)	are sufficient for compliance with all Legal Requirements and Seller Contracts;
(ii)
Seller has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (B) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder;

(iii)	Seller has paid all premiums due, and has otherwise performed all of its obligations, under each policy of insurance to which it is a party or that provides coverage to Seller; and

(iv)	Seller has given notice to the insurer of all claims that may be insured thereby.

3.20 ENVIRONMENTAL MATTERS

Except as disclosed in Exhibit 3.20:

a.
Seller is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Neither Seller nor the Shareholder has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice or other communication from (i) any Governmental Body or private citizen acting in the public interest or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or other property or asset (whether real, personal or mixed) in which Seller has or had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by Seller or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

b.
There are no pending or, to the Knowledge of Seller, threatened claims, Encumbrances, or other restrictions of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting any Facility or any other property or asset (whether real, personal or mixed) in which Seller has or had an interest.

c.
Neither Seller nor the Shareholder has any Knowledge of or any basis to expect, nor has any of them, or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or property or asset (whether real, personal or mixed) in which Seller has or had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by Seller or any other Person for whose conduct it is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled or received.

d.
Neither Seller nor any other Person for whose conduct it is or may be held responsible has any Environmental, Health and Safety Liabilities with respect to any Facility or, to the Knowledge of Seller, with respect to any other property or asset (whether real, personal or mixed) in which Seller (or any predecessor) has or had an interest or at any property geologically or hydrologically adjoining any Facility or any such other property or asset.

e.
There are no Hazardous Materials present on or in the Environment at any Facility or, to Seller’s Knowledge, after reasonable investigation, at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facility or such adjoining property, or incorporated into any structure therein or thereon. Neither Seller nor any Person for whose conduct it is or may be held responsible, or to the Knowledge of Seller, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to any Facility or any other property or assets (whether real, personal or mixed) in which Seller has or had an interest except in full compliance with all applicable Environmental Laws.

f.
There has been no Release or, to the Knowledge of Seller, Threat of Release, of any Hazardous Materials at or from any Facility or at any other location where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by any Facility, or from any other property or asset (whether real, personal or mixed) in which Seller has or had an interest, or to the Knowledge of Seller any geologically or hydrologically adjoining property, whether by Seller or any other Person.

g.
Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance, by Seller or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

3.21 EMPLOYEES

a.
Exhibit “J” contains a complete and accurate list of the following information for each employee, director, independent contractor, consultant and agent of Seller, including each employee on leave of absence or layoff status: name; job title; date of hiring or engagement; current compensation paid or payable and any change in compensation since; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Employee Plan, or any other employee or director benefit plan.

b.
Exhibit 3.21(b) contains a complete and accurate list of the following information for each retired employee or director of Seller, or their dependents, receiving benefits or scheduled to receive benefits in the future: name; pension benefits; pension option election; retiree medical insurance coverage; retiree life insurance coverage; and other benefits.

c.
Exhibit 3.21(c) states the number of employees terminated by Seller and contains a complete and accurate list of the following information for each employee of Seller who has been terminated or laid off, or whose hours of work have been reduced by more than fifty percent (50%) by Seller, in the six (6) months prior to the date of this Agreement: (i) the date of such termination, layoff or reduction in hours; and (ii) the reason for such termination, layoff or reduction in hours.

d.
Seller has not violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Legal Requirement. Seller has terminated no employees during the ninety (90) day period prior to the date of this Agreement.

e.
To the Knowledge of Seller, no officer, director, agent, employee, consultant, or contractor of Seller is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the business of Seller or (ii) to assign to Seller or to any other Person any rights to any invention, improvement, or discovery. No former or current employee of Seller is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Seller or Buyer to conduct the business as heretofore carried on by Seller.

3.22 LABOR DISPUTES; COMPLIANCE

a.
Seller has complied in all respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes and occupational safety and health. Seller is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

b.
Except as disclosed in Exhibit 3.22(b), (i) Seller has not been, and is not now, a party to any collective bargaining agreement or other labor contract; (ii) there has not been, there is not presently pending or existing, and to Seller’s Knowledge there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving Seller; (iii) to Seller’s Knowledge no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute; (iv) there is not pending or, to Seller’s Knowledge, threatened against or affecting Seller any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and there is no organizational activity or other labor dispute against or affecting Seller or the Facilities; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending; (vi) no grievance or arbitration Proceeding exists that might have an adverse effect upon Seller or the conduct of its business; (vii) there is no lockout of any employees by Seller, and no such action is contemplated by Seller; and (viii) to Seller’s Knowledge there has been no charge of discrimination filed against or threatened against Seller with the Equal Employment Opportunity Commission or similar Governmental Body.

3.23 INTELLECTUAL PROPERTY ASSETS

a.	The term “Intellectual Property Assets” means all intellectual property owned or licensed (as licensor or licensee) by Seller in which Seller has a proprietary interest, including:

(i)	Seller’s name, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications (collectively, “Marks”);

(ii)	(ii) all patents, patent applications and inventions and discoveries that may be patentable (collectively, “Patents”);

(iii)	(iii) all registered and unregistered copyrights in both published works and unpublished works (collectively, “Copyrights”);

(iv)	(iv) all rights in mask works;

(v)
(v) all know-how, trade secrets, confidential or proprietary information, customer lists, Software, technical information, data, process technology, plans, drawings and blue prints (collectively, “Trade Secrets”); and

(vi)	(vi) all rights in internet web sites and internet domain names presently used by Seller (collectively “Net Names”).

b.
Exhibit “D” contains a complete and accurate list and summary description, including any royalties paid or received by Seller, and Seller has delivered to Buyer accurate and complete copies, of all Seller Contracts relating to the Intellectual Property Assets, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available Software programs under which Seller is the licensee. There are no outstanding and, to Seller’s Knowledge, no threatened disputes or disagreements with respect to any such Contract.

c.
Except as set forth in Exhibit “D”, the Intellectual Property Assets are all those necessary for the operation of Seller’s business as it is currently conducted. Seller is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, and has the right to use without payment to a Third Party all of the Intellectual Property Assets, other than in respect of licenses listed in Exhibit “D”.

d.	Marks
(i)	Exhibit “D” contains a complete and accurate list and summary description of all Marks.

(ii)
Except as identified in Exhibit “D”, all Marks have been registered with the United States Patent and Trademark Office, are currently in compliance with all formal Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

(iii)	(iii) No Mark has been or is now involved in any opposition, invalidation or cancellation Proceeding and, to Seller’s Knowledge, no such action is threatened with respect to any of the Marks.

(iv)	To Seller’s Knowledge, there is no potentially interfering trademark or trademark application of any other Person.

(v)
No Mark is infringed or, to Seller’s Knowledge, has been challenged or threatened in any way. None of the Marks used by Seller infringes or is alleged to infringe any trade name, trademark or service mark of any other Person.

(vi)	All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

e.	Trade Secrets

(i)
With respect to each Trade Secret, the documentation relating to such Trade Secret, if any, is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

(ii)
Seller has taken all reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets (including the enforcement by Seller of a policy requiring each employee or contractor to execute proprietary information and confidentiality agreements substantially in Seller’s standard form, and all current and former employees and contractors of Seller have executed such an agreement).

(iii)
Seller has good title to and an absolute right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature and, to Seller’s Knowledge, have not been used, divulged or appropriated either for the benefit of any Person (other than Seller) or to the detriment of Seller. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way or infringes any intellectual property right of any other Person.

f.	Net Names

(i)	Exhibit 3.23(f) contains a complete and accurate list and summary description of all Net Names.

(ii)	All Net Names have been registered in the name of Seller and are in compliance with all formal Legal Requirements.

(iii)	No Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and, to Seller’s Knowledge, no such action is threatened with respect to any Net Name.

(iv)	(iv) To Seller’s Knowledge, there is no domain name application pending of any other person which would or would potentially interfere with or infringe any Net Name.

(v)
(v) No Net Name is infringed or, to Seller’s Knowledge, has been challenged, interfered with or threatened in any way. No Net Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.

3.24 COMPLIANCE WITH THE FOREIGN CORRUPT PRACTICES ACT AND EXPORT CONTROL AND ANTIBOYCOTT LAWS

a.
Seller and its Representatives have not, to obtain or retain business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of one hundred dollars ($100.00) in the aggregate to any one individual in any year) or any commission payment, to:

(i)	any person who is an official, officer, agent, employee or representative of any Governmental Body or of any existing or prospective customer (whether government owned or non-government owned);

(ii)	any political party or official thereof;

(iii)	any candidate for political or political party office; or

(iv)	any other individual or entity;

while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or any entity affiliated with such customer, political party or official or political office.

b.
Except as set forth in Exhibit 3.24(b), Seller has made all payments to Third Parties by check mailed to such Third Parties’ principal place of business or by wire transfer to a bank located in the same jurisdiction as such party’s principal place of business.

c.
Each transaction is properly and accurately recorded on the books and Records of Seller, and each document upon which entries in Seller’s books and Records are based is complete and accurate in all respects. Seller maintains a system of internal accounting controls adequate to insure that Seller maintains no off-the-books accounts and that Seller’s assets are used only in accordance with Seller’s management directives.

d.
Seller has at all times been in compliance with all Legal Requirements relating to export control and trade embargoes. No product sold or service provided by Seller during the last five (5) years has been, directly or indirectly, sold to or performed on behalf of Cuba, Iraq, Iran, Libya or North Korea.

e.
Except as set forth in Exhibit 3.24(e), Seller has not violated the antiboycott prohibitions contained in 50 U.S.C. sect. 2401 et seq. or taken any action that can be penalized under Section 999 of the Code. Except as set forth in Exhibit 3.24(e), during the last five (5) years, Seller has not been a party to, is not a beneficiary under and has not performed any service or sold any product under any Seller Contract under which a product has been sold to customers in Bahrain, Iraq, Jordan, Kuwait, Lebanon, Libya, Oman, Qatar, Saudi Arabia, Sudan, Syria, United Arab Emirates or the Republic of Yemen.

3.25 RELATIONSHIPS WITH RELATED PERSONS

Except as disclosed in Exhibit 3.25, neither Seller nor the Shareholder nor any Related Person of any of them has, or has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to Seller’s business. Neither Seller, Shareholder nor any Related Person of any of them owns, or has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with Seller other than business dealings or transactions disclosed in Exhibit 3.25, each of which has been conducted in the Ordinary Course of Business with Seller at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in competition with Seller with respect to any line of the products or services of Seller (a “Competing Business”) in any market presently served by Seller, except for ownership of less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Exhibit 3.25, neither Seller, Shareholder nor any Related Person of either of them is a party to any Contract with, or has any claim or right against, Seller.

3.26 BROKERS OR FINDERS

Neither Seller nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of Seller’s business or the Assets or the Contemplated Transactions. Seller and the Shareholder indemnify Buyer, its Shareholder, directors, officers, employees and agents from any liability for payment any brokerage or finders’ fees or agents’ commission or other similar payments.

3.27 SECURITIES LAW MATTERS

Seller is acquiring the Secured Subordinated Promissory Notes for its own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act. The Seller hereby understands and acknowledges that in absence of the registration of these securities on a registration statement that SEC’s declares to be effective under Rule 5 of the Securities Act that no interest in these securities may be sold, distributed, assigned, offered or pledged unless such transaction is exempt from Rule 5.

3.28 SOLVENCY

a.
Seller is not now insolvent and will not be rendered insolvent by any of the Contemplated Transactions. As used in this section, “insolvent” means that the sum of the debts and other probable Liabilities of Seller exceeds the present fair saleable value of Seller’s assets.

b.
Immediately after giving effect to the consummation of the Contemplated Transactions: (i) Seller will be able to pay its Liabilities as they become due in the usual course of its business; (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Seller will have assets (calculated at fair market value) that exceed its Liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

3.29 DISCLOSURE

a.
No representation or warranty or other statement made by Seller or the Shareholder in this Agreement, any Exhibit hereto, the certificates delivered pursuant to Section 2.7(a) or otherwise in connection with the Contemplated Transactions contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

b.
Seller does not have Knowledge of any fact, after reasonable investigation, that has specific application to Seller (other than general economic or industry conditions) and that may materially adversely affect the assets, business, prospects, financial condition or results of operations of Seller that has not been set forth in this Agreement.

SECTION 4  REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller and Shareholder as follows:

4.1 ORGANIZATION AND GOOD STANDING

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now conducted.

4.2 AUTHORITY; NO CONFLICT

a.
This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Assignment and Assumption Agreement, the Consulting Agreement, the Secured Subordinated Promissory Note, the Security Agreement, the Lease and each other agreement to be executed or delivered by Buyer at losing (collectively, the “Buyer’s Closing Documents”), each of the Buyer’s Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents, and such action has been duly authorized by all necessary corporate action.

b.
Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i) any provision of Buyer’s Governing Documents;

(ii) any resolution adopted by the board of directors or the Shareholder of Buyer;

(iii) any Legal Requirement or Order to which Buyer may be subject; or

(iv) any Contract to which Buyer is a party or by which Buyer may be bound.

Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3 CERTAIN PROCEEDINGS

There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been threatened.

4.4 BROKERS OR FINDERS
Neither Buyer nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.

SECTION 5 COVENANTS OF SELLER PRIOR TO CLOSING

5.1 ACCESS AND INVESTIGATION

Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer, Seller shall (and Shareholder shall cause Seller to) (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, “Buyer Group”) full and free access, during regular business hours, to Seller’s personnel, properties (including subsurface testing), Contracts, Governmental Authorizations, books and Records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Seller; (b) furnish Buyer Group with copies of all such Contracts, Governmental Authorizations, books and Records and other existing documents and data as Buyer may reasonably request; (c) furnish Buyer Group with such additional financial, operating and other relevant data and information as Buyer may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the properties, assets and financial condition related to Seller. In addition, Buyer shall have the right to have the Real Property and Tangible Personal Property inspected by Buyer Group, at Buyer’s sole cost and expense, for purposes of determining the physical condition and legal characteristics of the Real Property and Tangible Personal Property. In the event subsurface or other destructive testing is recommended by any of Buyer Group, Buyer shall be permitted to have the same performed. Buyer shall restore the Real Property as close to its pre-test condition as is reasonably practicable.

5.2 OPERATION OF THE BUSINESS OF SELLER

Between the date of this Agreement and the Closing, Seller shall (and Shareholder shall cause Seller to):

a.	conduct its business only in the Ordinary Course of Business;

b.
except as otherwise directed by Buyer in writing, and without making any commitment on Buyer’s behalf, use its Best Efforts to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

c.	confer with Buyer prior to implementing operational decisions of a material nature, other than in the Ordinary Course of Business;

d.	otherwise report periodically to Buyer concerning the status of its business, operations and finances;

e.	make no material changes in management personnel without prior consultation with Buyer;

f.	maintain the Assets in a state of repair and condition that complies with Legal Requirements and is consistent with the requirements and normal conduct of Seller’s business;

g.	keep in full force and effect, without amendment, all material rights relating to Seller’s business;

h.	comply with all Legal Requirements and contractual obligations applicable to the operations of Seller’s business;

i.	continue in full force and effect the insurance coverage under the policies set forth in Exhibit 3.19 or substantially equivalent policies;

j.
except as required to comply with ERISA or to maintain qualification under Section 401(a) of the Code, not amend, modify or terminate any Employee Plan without the express written consent of Buyer, and except as required under the provisions of any Employee Plan, not make any contributions to or with respect to any Employee Plan without the express written consent of Buyer, provided that Seller shall contribute that amount of cash to each Employee Plan necessary to fully fund all of the benefit liabilities of such Employee Plan on a plan-termination basis as of the Closing Date;

k.
cooperate with Buyer and assist Buyer in identifying the Governmental Authorizations required by Buyer to operate the business from and after the Closing Date and either transferring existing Governmental Authorizations of Seller to Buyer, where permissible, or obtaining new Governmental Authorizations for Buyer;

l.
upon request from time to time, execute and deliver all documents, make all truthful oaths, testify in any Proceedings and do all other acts that may be reasonably necessary or desirable in the opinion of Buyer to consummate the Contemplated Transactions, all without further consideration; and

m.	maintain all books and Records of Seller relating to Seller’s business in the Ordinary Course of Business.

5.3 NEGATIVE COVENANT

Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, Seller shall not, and Shareholder shall not permit Seller to, without the prior written Consent of Buyer, (a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Sections 3.13 or 3.17 would be likely to occur; (b) make any modification to any material Contract or Governmental Authorization, other than in the Ordinary Course of Business; (c) allow the levels of finished goods, supplies or other materials included in the Inventories to vary materially from the levels customarily maintained; or (d) enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the Assets, the business of Seller or the Assumed Liabilities.

5.4 REQUIRED APPROVALS

As promptly as practicable after the date of this Agreement, Seller shall make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions. Seller and Shareholder also shall cooperate with Buyer and its Representatives with respect to all filings that Buyer elects to make or, pursuant to Legal Requirements, shall be required to make in connection with the Contemplated Transactions. Seller and Shareholder also shall cooperate with Buyer and its Representatives in obtaining all Material Consents (including taking all actions requested by Buyer to cause early termination of any applicable waiting period under the HSR Act).

5.5 NOTIFICATION

Between the date of this Agreement and the Closing, Seller and Shareholder shall promptly notify Buyer in writing if any of them becomes aware of

(a)	any fact or condition that causes or constitutes a Breach of any of Seller’s representations and warranties made as of the date of this Agreement or

(b)
the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Seller’s or the Shareholder’s discovery of, such fact or condition. Such delivery shall not affect any rights of Buyer under Section 9.2 and Article 11. During the same period, Seller and Shareholder also shall promptly notify Buyer of the occurrence of any Breach of any covenant of Seller or Shareholder in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or unlikely.

5.6 NO NEGOTIATION

Until such time as this Agreement shall be terminated pursuant to Section 9.1, neither Seller nor the Shareholder shall directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than Buyer) relating to any business combination transaction involving Seller, including the sale by Shareholder of Seller’s stock, the merger or consolidation of Seller or the sale of Seller’s business or any of the Assets (other than in the Ordinary Course of Business). Seller and Shareholder shall notify Buyer of any such inquiry or proposal within twenty-four (24) hours of receipt or awareness of the same by Seller or the Shareholder.

5.7 BEST EFFORTS

Seller and Shareholder shall use their Best Efforts to cause the conditions in Article 7 and Section 8.3 to be satisfied.

5.8 INTERIM FINANCIAL STATEMENTS

Until the Closing Date, Seller shall deliver to Buyer within ten (10) days after the end of each month a copy of the balance sheet and income statement for such month prepared in a manner and containing information consistent with Seller’s current accountant-prepared, unaudited financial statements.

5.9 USE OF NAME

In the event that Seller shall assume from the Buyer an uncollectible account receivable and then collect such account receivable, Buyer shall cooperate with Seller to enable it to negotiate for Seller’s benefit a check that may be payable to “River Hawk Aviation, Inc.” or similar name.

5.10 PAYMENT OF LIABILITIES

Seller shall pay or otherwise satisfy in the Ordinary Course of Business all of its Liabilities and obligations. Buyer and Seller hereby waive compliance with the bulk-transfer provisions of the Uniform Commercial Code (or any similar law) (“Bulk Sales Laws”) in connection with the Contemplated Transactions.

5.11 INCORPORATION OF SELLER

Seller agrees to cooperate in the post Closing incorporation of Seller in the State of Nevada.

SECTION 6  COVENANTS OF BUYER PRIOR TO CLOSING

6.1 REQUIRED APPROVALS

As promptly as practicable after the date of this Agreement, Buyer shall make, or cause to be made, all filings required by Legal Requirements to be made by it to consummate the Contemplated Transactions. Buyer also shall cooperate, and cause its Related Persons to cooperate, with Seller (a) with respect to all filings Seller shall be required by Legal Requirements to make and (b) in obtaining all Consents identified in Exhibit 3.2(c), provided, however, that Buyer shall not be required to dispose of or make any change to its business, expend any material funds or incur any other burden in order to comply with this Section 6.1.

6.2 BEST EFFORTS

Buyer shall use its Best Efforts to cause the conditions in Article 8 and Section 7.3 to be satisfied.

SECTION 7  CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

(i)	delivery of the Closing Documents and transfer of Assets;

7.1 ACCURACY OF REPRESENTATIONS

a.
All of Seller’s and Shareholder’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made.

b.
Each of the representations and warranties in Sections 3.2(a) and 3.4, and each of the representations and warranties in this Agreement that contains an express materiality qualification, shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the time of the Closing as if then made.

7.2 SELLER’S PERFORMANCE

All of the covenants and obligations that Seller and Shareholder are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

7.3 CONSENTS

Each of the Consents identified in Exhibit 7.3 (the “Material Consents”) shall have been obtained and shall be in full force and effect.

7.4 ADDITIONAL DOCUMENTS

Seller and Shareholder shall have caused the documents and instruments required by Section 2.7(a) and the following documents to be delivered (or tendered subject only to Closing) to Buyer:

a.	an opinion of _____________, Esquire, dated the Closing Date, in the form of Exhibit 7.4(a);

b.	The articles of incorporation and all amendments thereto of Seller, duly certified as of a recent date by the Secretary of State of the jurisdiction of Seller’s incorporation (Exhibit 7.4(b));

c.
If requested by Buyer, any Consents or other instruments that may be required to permit Buyer’s qualification in each jurisdiction in which Seller is licensed or qualified to do business as a foreign corporation under the name “River Hawk Aviation” or any derivative thereof;

d.	Releases of all Encumbrances on the Assets, other than Permitted Encumbrances;

e.
Certificates dated as of a date not earlier than the third business day prior to the Closing as to the good standing of Seller and payment of all applicable State Taxes by Seller, executed by the appropriate officials of the State of _Texas and each jurisdiction in which Seller is licensed or qualified to do business as a foreign corporation as specified in Exhibit 3.1(a); and

f.	Such other documents as Buyer may reasonably request for the purpose of:

(i)	evidencing the accuracy of any of Seller’s representations and warranties;

(ii)
evidencing the performance by Seller or the Shareholder of, or the compliance by Seller or the Shareholder with, any covenant or obligation required to be performed or complied with by Seller or such Shareholder;

(iii)	evidencing the satisfaction of any condition referred to in this Article 7; or

(iv)	otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

7.5 NO PROCEEDINGS

Since the date of this Agreement, there shall not have been commenced or threatened against Buyer, or against any Related Person of Buyer, any Proceeding (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

7.6 NO CONFLICT

Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Buyer or any Related Person of Buyer to suffer any adverse consequence under (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body, excluding Bulk Sales Laws.

7.7 GOVERNMENTAL AUTHORIZATIONS

Buyer shall have received such Governmental Authorizations as are necessary or desirable to allow Buyer to operate the Assets from and after the Closing.

7.8 ENVIRONMENTAL REPORT

Buyer shall have received an environmental site assessment report, with respect to Seller’s Facilities, if any, which report shall be acceptable in form and substance to Buyer in its sole discretion.

7.9 WARN ACT NOTICE PERIODS AND EMPLOYEES

a.	All requisite notice periods under the Warn Act shall have expired.

b.	Substantially all employees of Seller shall be available for hiring by Buyer, in its sole discretion, on and as of the Closing Date.

SECTION 8  CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

Seller’s obligation to sell the Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):

(i)	deliver of the Purchase Price consistent with the terms of Section 2.3

8.1 ACCURACY OF REPRESENTATIONS

All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made.

8.2 BUYER’S PERFORMANCE
All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects.

8.3 CONSENTS

Each of the Consents identified in Exhibit 8.3 shall have been obtained and shall be in full force and effect.

8.4 ADDITIONAL DOCUMENTS
Buyer shall have caused the documents and instruments required by Section 2.7(b) and the following documents to be delivered (or tendered subject only to Closing) to Seller and Shareholder:

a.	an opinion of The Law Offices of Thomas C. Cook, Ltd., dated the Closing Date, in the form of Exhibit 2.7(b)(vii); and

b.	such other documents as Seller may reasonably request for the purpose of
(i)	evidencing the accuracy of any representation or warranty of Buyer,

(ii)	evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer or

(iii)	evidencing the satisfaction of any condition referred to in this Article 8.

8.5 NO INJUNCTION

There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

SECTION 9  TERMINATION

9.1 TERMINATION EVENTS

By fifteen (15) days notice without cure by the deficient party, given prior to or at the Closing, subject to Section 9.2, this Agreement may be terminated as follows:

a.	by Buyer if a material Breach of any provision of this Agreement has been committed by Seller or Shareholder and such Breach has not been waived by Buyer;

b.	by Seller if a material Breach of any provision of this Agreement has been committed by Buyer and such Breach has not been waived by Seller;

c.
by Buyer if any condition in Article 7 has not been satisfied as of the date specified for Closing in the first sentence of Section 2.6 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before such date;

d.
by Seller if any condition in Article 8 has not been satisfied as of the date specified for Closing in the first sentence of Section 2.6 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Seller or the Shareholder to comply with their obligations under this Agreement), and Seller has not waived such condition on or before such date;

e.	by mutual consent of Buyer and Seller;

f.	by Buyer if the Closing has not occurred on or before October 6, 2006, or such later date as the parties may agree upon, unless the Buyer is in material Breach of this Agreement; or

g.	by Seller if the Closing has not occurred on or before October 6, 2006, or such later date as the parties may agree upon, unless the Seller or Shareholder are in material Breach of this Agreement.

9.2 EFFECT OF TERMINATION

a.
Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 9.2 and Articles 12 and 13 (except for those in Section 13.5) will survive, provided, however, that, if this Agreement is terminated because of a Breach of this Agreement by the nonterminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

b.
In the event the Agreement shall be terminated by Buyer under Sections 9.1(a) or 9.1(c), the Escrow Deposit, if any, and all interest earned thereon, shall be returned to Buyer. In this event, all obligations of the Escrow Agent shall cease.

c.
In the event the Agreement shall be terminated for any other reason, the Escrow Deposit, and all interest earned thereon, shall be paid to Seller as liquidated damages. In this event, all obligations of the Escrow Agent shall cease.

SECTION 10  ADDITIONAL COVENANTS

10.1 EMPLOYEES AND EMPLOYEE BENEFITS
a.	Information on Active Employees. For the purpose of this Agreement, the term “Active Employees” shall mean all employees employed on the Closing Date by Seller for its business who are:

(i)	bargaining unit employees currently covered by a collective bargaining agreement; or

(ii)
employed exclusively in Seller’s business as currently conducted, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave.

b.	Employment of Active Employees by Buyer.

(i)
Buyer is not obligated to hire any additional Active Employee other than those listed in Exhibit “J”, but may interview all Active Employees. Buyer will provide Seller with a list of Active Employees to whom Buyer has made an offer of employment that has been accepted to be effective on the Closing Date (the “Hired Active Employees”). Subject to Legal Requirements, Buyer will have reasonable access to the Facilities and personnel Records (including performance appraisals, disciplinary actions, grievances and medical Records) of Seller for the purpose of preparing for and conducting employment interviews with all Active Employees and will conduct the interviews as expeditiously as possible prior to the Closing Date. Access will be provided by Seller upon reasonable prior notice during normal business hours. Effective immediately before the Closing, Seller will terminate the employment of all of its Hired Active Employees that are not listed in Exhibit “J”.

(ii)
Neither Seller nor the Shareholder nor their Related Persons shall solicit the continued employment of any Active Employee (unless and until Buyer has informed Seller in writing that the particular Active Employee will not receive any employment offer from Buyer) or the employment of any Hired Active Employee after the Closing. Buyer shall inform Seller promptly of the identities of those Active Employees to whom it will not make employment offers, and Seller shall assist Buyer in complying with the WARN Act as to those Active Employees.

(iii)
It is understood and agreed that (A) Buyer’s expressed intention to extend offers of employment as set forth in this section shall not constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and (B) employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and Legal Requirements). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

c.	Salaries and Benefits.

(i)
Seller shall be responsible for (A) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of Seller through the close of business on the Closing Date, including pro rata bonus payments and all vacation pay earned prior to the Closing Date; (B) the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA; and (C) any and all payments to employees required under the WARN Act.

(ii)
Seller shall be liable for any claims made or incurred by Active Employees and their beneficiaries through the Closing Date under the Employee Plans. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.

d.
Seller’s Retirement Plans. All Hired Active Employees who are participants in Seller’s retirement plans shall retain their accrued benefits, if any, under Seller’s retirement plans as of the Closing Date, and Seller (or Seller’s retirement plans) shall retain sole liability for the payment of such benefits as and when such Hired Active Employees become eligible thereforee under such plans. All Hired Active Employees shall become fully vested in their accrued benefits under Seller’s retirement plans as of the Closing Date, and Seller will so amend such plans if necessary to achieve this result. Seller shall cause the assets of each Employee Plan to equal or exceed the benefit liabilities of such Employee Plan on a plan-termination basis as of the Closing.

e.	No Transfer of Assets. Neither Seller nor Shareholder nor their respective Related Persons will make any transfer of pension or other employee benefit plan assets to Buyer.

f.	General Employee Provisions.

(i)
Seller and Buyer shall give any notices required by Legal Requirements and take whatever other actions with respect to the plans, programs and policies described in this Section 10.1 as may be necessary to carry out the arrangements described in this Section 10.1.

(ii)
Seller and Buyer shall provide each other with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this Section 10.1.

(iii)
If any of the arrangements described in this Section 10.1 are determined by the IRS or other Governmental Body to be prohibited by law, Seller and Buyer shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by law.

(iv)
Seller shall provide Buyer with completed I-9 forms and attachments with respect to all Hired Active Employees, except for such employees as Seller certifies in writing to Buyer are exempt from such requirement.

(v)
Buyer shall not have any responsibility, liability or obligation, whether to Active Employees, former employees, their beneficiaries or to any other Person, with respect to any employee benefit plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Seller.

10.2 PAYMENT OF ALL TAXES RESULTING FROM SALE OF ASSETS BY SELLER

Seller shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Assets pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by Legal Requirements, except that Buyer shall pay one-half of all sales taxes imposed on the transfer of the Assets.

10.3 PAYMENT OF OTHER RETAINED LIABILITIES

In addition to payment of Taxes pursuant to Section 10.2, Seller shall pay, or make adequate provision for the payment, in full all of the Retained Liabilities and other Liabilities of Seller under this Agreement. If any such Liabilities are not so paid or provided for, or if Buyer reasonably determines that failure to make any payments will impair Buyer’s use or enjoyment of the Assets or conduct of the business previously conducted by Seller with the Assets, Buyer may, at any time after the Closing Date, elect to make all such payments directly (but shall have no obligation to do so) and set off and deduct the full amount of all such payments from the first maturing installments of the unpaid principal balance of the Secured Subordinated Promissory Notes pursuant to Section 11.8. Buyer shall receive full credit under the Secured Subordinated Promissory Notes and this Agreement for all payments so made.

10.4 REMOVING EXCLUDED ASSETS

On or before the Closing Date, Seller shall remove all Excluded Assets from all Facilities and other Real Property to be occupied by Buyer. Such removal shall be done in such manner as to avoid any damage to the Facilities and other properties to be occupied by Buyer and any disruption of the business operations to be conducted by Buyer after the Closing. Any damage to the Assets or to the Facilities resulting from such removal shall be paid by Seller at the Closing. Should Seller fail to remove the Excluded Assets as required by this Section, Buyer shall have the right, but not the obligation, (a) to remove the Excluded Assets at Seller’s sole cost and expense; (b) to store the Excluded Assets and to charge Seller all storage costs associated therewith; (c) to treat the Excluded Assets as unclaimed and to proceed to dispose of the same under the laws governing unclaimed property; or (d) to exercise any other right or remedy conferred by this Agreement or otherwise available at law or in equity. Seller shall promptly reimburse Buyer for all costs and expenses incurred by Buyer in connection with any Excluded Assets not removed by Seller on or before the Closing Date.

10.5 REPORTS AND RETURNS

Seller shall promptly after the Closing prepare and file all reports and returns required by Legal Requirements relating to the business of Seller as conducted using the Assets, to and including the Closing.

10.6 ASSISTANCE IN PROCEEDINGS

Seller will cooperate with Buyer and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and Records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Seller or its business or the Shareholder.

10.7 NONCOMPETITION, NONSOLICITATION AND NONDISPARAGEMENT

a.
Noncompetition. For a period of two (2) years after the Closing Date, neither Seller nor Shareholder shall, anywhere in the United States, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in the Business of the Seller (“Competing Business”), provided, however, that Seller may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act.

b.	Nonsolicitation. For a period of two (2) years after the Closing Date, neither Seller nor Shareholder shall, directly or indirectly:

(i)	solicit the business of any Person who is a customer of Buyer;

(ii)
cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Buyer to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer;

(iii)
cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Seller on the Closing Date or within the year preceding the Closing Date to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer; or

(iv)
hire, retain or attempt to hire or retain any employee or independent contractor of Buyer or in any way interfere with the relationship between Buyer and any of its employees or independent contractors.

c.	Nondisparagement. After the Closing Date, neither Seller nor Shareholder shall disparage Buyer or any of Buyer’s shareholders, directors, officers, employees or agents.

d.
Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 10.7(a) through (c) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 10.7 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 10.7 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on Seller.

10.8 CUSTOMER AND OTHER BUSINESS RELATIONSHIPS

After the Closing, Seller and Shareholder will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the business to be operated by Buyer after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and Seller will satisfy the Retained Liabilities in a manner that is not detrimental to any of such relationships. Seller and Shareholder will refer to Buyer all inquiries relating to such business. Neither Seller nor any of its officers, employees, agents or the Shareholder shall take any action that would tend to diminish the value of the Assets after the Closing or that would interfere with the business of Buyer to be engaged in after the Closing, including disparaging the name or business of Buyer.

10.9 RETENTION OF AND ACCESS TO RECORDS

After the Closing Date, Buyer shall retain for a period consistent with Buyer’s record-retention policies and practices those Records of Seller delivered to Buyer. Buyer also shall provide Seller and Shareholder and their Representatives reasonable access thereto, during normal business hours and on at least three days’ prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits. After the Closing Date, Seller shall provide Buyer and its Representatives reasonable access to Records that are Excluded Assets, during normal business hours and on at least three days’ prior written notice, for any reasonable business purpose specified by Buyer in such notice.

10.10 FURTHER ASSURANCES

Subject to the proviso in Section 6.1, the parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

SECTION 11  INDEMNIFICATION; REMEDIES

11.1 SURVIVAL

All representations, warranties, covenants and obligations in this Agreement, the certificates delivered pursuant to Section 2.7 and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions, subject to Section 11.7. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

11.2 INDEMNIFICATION AND REIMBURSEMENT BY SELLER AND SHAREHOLDER

Seller and each Shareholder, jointly and severally, will indemnify and hold harmless Buyer, and its Representatives, shareholders, subsidiaries and Related Persons (collectively, the “Buyer Indemnified Persons”), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) or diminution of value, whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with:

a.
any Breach of any representation or warranty made by Seller or the Shareholder in (i) this Agreement (ii) the certificates delivered pursuant to Section 2.7 (for this purpose, each such certificate will be deemed to have stated that Seller’s and the Shareholder’s representations and warranties in this Agreement fulfill the requirements of Section 7.1 as of the Closing Date as if made on the Closing Date), (iii) any transfer instrument or (iv) any other certificate, document, writing or instrument delivered by Seller or the Shareholder pursuant to this Agreement;

b.
any Breach of any covenant or obligation of Seller or the Shareholder in this Agreement or in any other certificate, document, writing or instrument delivered by Seller or the Shareholder pursuant to this Agreement;

c.	any Liability arising out of the ownership or operation of the Assets prior to the Closing other than the Assumed Liabilities;

d.
any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller or the Shareholder (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

e.	any product or component thereof manufactured by or shipped, or any services provided by, Seller, in whole or in part, prior to the Closing Date;

f.	any noncompliance with any Bulk Sales Laws or fraudulent transfer law in respect of the Contemplated Transactions;

g.
any liability under the WARN Act or any similar state or local Legal Requirement that may result from an “Employment Loss”, as defined by 29 U.S.C. sect. 2101(a)(6), caused by any action of Seller prior to the Closing or by Buyer’s decision not to hire previous employees of Seller;

h.	any Employee Plan established or maintained by Seller; or

i.	any Retained Liabilities.

11.3 INDEMNIFICATION AND REIMBURSEMENT BY SELLER-- ENVIRONMENTAL MATTERS

In addition to the other indemnification provisions in this Article 11, Seller and each Shareholder, jointly and severally, will indemnify and hold harmless Buyer and the other Buyer Indemnified Persons, and will reimburse Buyer and the other Buyer Indemnified Persons, for any Damages (including costs of cleanup, containment or other remediation) arising from or in connection with:

a.
any Environmental, Health and Safety Liabilities arising out of or relating to: (i) the ownership or operation by any Person at any time on or prior to the Closing Date of any of the Facilities, Assets or the business of Seller, or (ii) any Hazardous Materials or other contaminants that were present on the Facilities or Assets at any time on or prior to the Closing Date; or

b.
any bodily injury (including illness, disability and death, regardless of when any such bodily injury occurred, was incurred or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property) or other damage of or to any Person or any Assets in any way arising from or allegedly arising from any Hazardous Activity conducted by any Person with respect to the business of Seller or the Assets prior to the Closing Date or from any Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any Facility and was present or suspected to be present on any Facility, on or prior to the Closing Date) or (ii) Released or allegedly Released by any Person on or at any Facilities or Assets at any time on or prior to the Closing Date. Buyer will be entitled to control any Remedial Action, any Proceeding relating to an Environmental Claim and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 11.3. The procedure described in Section 11.9 will apply to any claim solely for monetary damages relating to a matter covered by this Section 11.3.

11.4 INDEMNIFICATION AND REIMBURSEMENT BY BUYER

Buyer will indemnify and hold harmless Seller, and will reimburse Seller, for any Damages arising from or in connection with:

a.	any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

b.	any Breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

c.
any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on Buyer’s behalf) in connection with any of the Contemplated Transactions;

d.	any Assumed Liabilities; or

e.	any liability arising out of the ownership or operation of the Assets after the Closing, other than the Retained Liabilities.

11.5 LIMITATIONS ON AMOUNT-- SELLER AND SHAREHOLDER

Seller and Shareholder shall have no liability (for indemnification or otherwise) with respect to claims under Section 11.2(a) until the total of all Damages with respect to such matters exceeds twenty-five thousand dollars ($25,000). Total damages shall not exceed the Purchase Price. However, this Section 11.5 will not apply to claims under Section 11.2(c) through (i) or to matters arising in respect of Sections 3.14, 3.20, 3.29, or to any Breach of any of Seller’s and Shareholder’s representations and warranties of which the Seller had Knowledge, after reasonable investigation, at any time prior to the date on which such representation and warranty is made or any intentional Breach by Seller or the Shareholder of any covenant or obligation, and Seller and the Shareholder will be jointly and severally liable for all Damages with respect to such Breaches.

11.6 LIMITATIONS ON AMOUNT-- BUYER

Buyer will have no liability (for indemnification or otherwise) with respect to claims under Section 11.4(a) until the total of all Damages with respect to such matters exceeds twenty-five thousand dollars ($25,000). However, this Section 11.6 will not apply to claims under Section 11.4(c), 11.4(d), 11.4(e) or matters arising in respect of Section 4.4 or to any Breach of any of Buyer’s representations and warranties of which Buyer had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Buyer of any covenant or obligation, and Buyer will be liable for all Damages with respect to such Breaches.

11.7 TIME LIMITATIONS

(a)
If the Closing occurs, Seller and Shareholder will have liability (for indemnification or otherwise) with respect to any Breach of (i) a covenant or obligation to be performed or complied with prior to the Closing Date (other than those in Sections 2.1 and 2.4(b) and Articles 10 and 12, as to which a claim may be made at any time) or (ii) a representation or warranty, only if Buyer notifies Seller or Shareholder on or before October 6, 2009 of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer.

(b)
If the Closing occurs, Buyer will have liability (for indemnification or otherwise) with respect to any Breach of (i) a covenant or obligation to be performed or complied with prior to the Closing Date (other than those in Article 12, as to which a claim may be made at any time) or (ii) a representation or warranty, only if Seller or Shareholder notify Buyer on or before October 6, 2009 of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Seller or the Shareholder.

11.8 RIGHT OF SETOFF

Upon notice to Seller specifying in reasonable detail the basis therefore, Buyer may propose to set off any amount to which it may be entitled under this Article 11 against amounts otherwise payable under the Secured Subordinated Promissory. Any amount so proposed shall be deposited by Buyer into an escrow account maintained by its attorney until such claim is agreed to by the parties or otherwise finally determined. The proposal to exercise such right of setoff by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under the Secured Subordinated Promissory Notes or any instrument securing the Secured Subordinated Promissory Notes. Neither the exercise of nor the failure to exercise such right of setoff or to give a notice of a claim will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

11.9 THIRD-PARTY CLAIMS

a.
Promptly after receipt by a Person entitled to indemnity under Section 11.2, 11.3 (to the extent provided in the last sentence of Section 11.3) or 11.4 (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.

b.
If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 11.9(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 11 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

c.
Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

d.
Notwithstanding the provisions of Section 13.4, Seller and each Shareholder hereby consent to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Buyer Indemnified Person for purposes of any claim that a Buyer Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on Seller and Shareholder with respect to such a claim anywhere in the world.

e.
With respect to any Third-Party Claim subject to indemnification under this Article 11: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

f.
With respect to any Third-Party Claim subject to indemnification under this Article 11, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its Best Efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

11.10 OTHER CLAIMS

A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.

SECTION 12  CONFIDENTIALITY

12.1 DEFINITION OF CONFIDENTIAL INFORMATION

a.
As used in this Article 12, the term “Confidential Information” includes any and all of the following information of Seller, Buyer or Shareholder that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either party (Buyer on the one hand or Seller and Shareholder, collectively, on the other hand) or its Representatives (collectively, a “Disclosing Party”) to the other party or its Representatives (collectively, a “Receiving Party”):

(i)	all information that is a trade secret under applicable trade secret or other law;

(ii)
all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software and computer software and database technologies, systems, structures and architectures;

(iii)
all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication; and

(iv)
all notes, analyses, compilations, studies, summaries and other material prepared by the Disclosing Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.

b.
Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret law and any other applicable law. If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Article 12, such information shall still be considered Confidential Information of that Disclosing Party for purposes of this Article 12 to the extent included within the definition. In the case of trade secrets, each of Buyer, Seller and Shareholder hereby waives any requirement that the other party submit proof of the economic value of any trade secret or post a bond or other security.

12.2 RESTRICTED USE OF CONFIDENTIAL INFORMATION

a.
Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized representative of Seller with respect to Confidential Information of Seller or Shareholder (each, a “Seller Contact”) or an authorized representative of Buyer with respect to Confidential Information of Buyer (each, a “Buyer Contact”). Each of Buyer and Seller and Shareholder shall disclose the Confidential Information of the other party only to its Representatives who require such material for the purpose of evaluating the Contemplated Transactions and are informed by Buyer, Seller or Shareholder, as the case may be, of the obligations of this Article 12 with respect to such information. Each of Buyer, Seller and Shareholder shall (iv) enforce the terms of this Article 12 as to its respective Representatives; (v) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Article 12; and (vi) be responsible and liable for any breach of the provisions of this Article 12 by it or its Representatives.

b.
Unless and until this Agreement is terminated, Seller and each Shareholder shall maintain as confidential any Confidential Information (including for this purpose any information of Seller or Shareholder of the type referred to in Sections 12.1(a)(i), (ii) and (iii), whether or not disclosed to Buyer) of the Seller or Shareholder relating to any of the Assets or the Assumed Liabilities. Notwithstanding the preceding sentence, Seller may use any Confidential Information of Seller before the Closing in the Ordinary Course of Business in connection with the transactions permitted by Section 5.2.

c.
From and after the Closing, the provisions of Section 12.2(a) above shall not apply to or restrict in any manner Buyer’s use of any Confidential Information of the Seller or Shareholder relating to any of the Assets or the Assumed Liabilities.

12.3 EXCEPTIONS

Sections 12.2(a) and (b) do not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (a) was, is or becomes generally available to the public other than as a result of a breach of this Article 12 or the Confidentiality Agreement by the Receiving Party or its Representatives; (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or (c) was, is or becomes available to the Receiving Party on a nonconfidential basis from a Third Party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure. Neither Seller nor the Shareholder shall disclose any Confidential Information of Seller or Shareholder relating to any of the Assets or the Assumed Liabilities in reliance on the exceptions in clauses (b) or (c) above.

12.4 LEGAL PROCEEDINGS

If a Receiving Party becomes compelled in any Proceeding or is requested by a Governmental Body having regulatory jurisdiction over the Contemplated Transactions to make any disclosure that is prohibited or otherwise constrained by this Article 12, that Receiving Party shall provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Article 12. In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party’s counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Body, provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this Section 12.4 do not apply to any Proceedings between the parties to this Agreement.

12.5 RETURN OR DESTRUCTION OF CONFIDENTIAL INFORMATION

If this Agreement is terminated, each Receiving Party shall (a) destroy all Confidential Information of the Disclosing Party prepared or generated by the Receiving Party without retaining a copy of any such material; (b) promptly deliver to the Disclosing Party all other Confidential Information of the Disclosing Party, together with all copies thereof, in the possession, custody or control of the Receiving Party or, alternatively, with the written consent of a Seller Contact or a Buyer Contact (whichever represents the Disclosing Party) destroy all such Confidential Information; and (c) certify all such destruction in writing to the Disclosing Party, provided, however, that the Receiving Party may retain a list that contains general descriptions of the information it has returned or destroyed to facilitate the resolution of any controversies after the Disclosing Party’s Confidential Information is returned.

12.6 ATTORNEY-CLIENT PRIVILEGE

The Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The parties (a) share a common legal and commercial interest in all of the Disclosing Party’s Confidential Information that is subject to such privileges and protections; (b) are or may become joint defendants in Proceedings to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either party become subject to any actual or threatened Proceeding to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Closing the Receiving Party shall have the right to assert such protections and privileges. No Receiving Party shall admit, claim or contend, in Proceedings involving either party or otherwise, that any Disclosing Party waived any of its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material not disclosed to a Receiving Party due to the Disclosing Party disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party.

SECTION 13  GENERAL PROVISIONS

13.1 EXPENSES

Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives. If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

13.2 PUBLIC ANNOUNCEMENTS AND DISCLOSURES

Any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Except with the prior consent of Buyer or as permitted by this Agreement, neither Seller, Shareholder nor any of their Representatives shall disclose to any Person (a) the fact that any Confidential Information of Seller or Shareholder has been disclosed to Buyer or its Representatives, that Buyer or its Representatives have inspected any portion of the Confidential Information of Seller or Shareholder, that any Confidential Information of Buyer has been disclosed to Seller, Shareholder or their Representatives or that Seller, Shareholder or their Representatives have inspected any portion of the Confidential Information of Buyer or (b) any information about the Contemplated Transactions, including the status of such discussions or negotiations, the execution of any documents (including this Agreement) or any of the terms of the Contemplated Transactions or the related documents (including this Agreement). Seller and Buyer will consult with each other concerning the means by which Seller’s employees, customers, suppliers and others having dealings with Seller will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication. Buyer retains the right to disclose this Agreement in its entirety in public filings with the U.S. Securities and Exchange Commission.

13.3 NOTICES

All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

Seller (before the Closing):      River Hawk Aviation, Inc.
1150 N. Loop 1604 W.  Suite 108-478
San Antonio, TX 78248
Attention: Calvin Humphrey
Fax no.: (210) 496-6210
E-mail address: chumphrey@River Hawkaviation.com

with a mandatory copy to:      ___N/A_________________, Esquire
__________________
__________________
Fax no.: (___) _______________
E-mail address: ______________

Seller (after the Closing):      River Hawk Aviation, Inc.
954 Business Park Drive, Suite 3
Traverse City, MI 49686
Attention: ___________________
Fax no.: (___) ________
E-mail address: chumphrey@River Hawkaviation.com

with a mandatory copy to:      The Law Offices of Thomas C. Cook, Ltd.
2921 N. Tenaya Way, Suite 234
Las Vegas, NV 89128
Attention: Thomas C. Cook, Esq.
Fax no.: (___) ___-____
E-mail address: ________@________

Shareholder:        Calvin Humphrey
___________________________
___________________________
Fax no.: (210) 496-6210_______
E-mail address: chumphrey@River Hawkaviation.com

with a mandatory copy to:     ____________________, Esquire
__________________
__________________
Fax no.: (___) _______________
E-mail address: ______________

Buyer:       Viva International, Inc.
954 Business Park Drive, Suite 3
Traverse City, MI 49686
Attention: __________________
Fax no.: (____) ______________
E-mail address: info@flyviva.com

with a mandatory copy to:      The Law Offices of Thomas C. Cook, Ltd.
2921 N. Tenaya Way, Suite 234
Las Vegas, NV 89128
Attention: Thomas C. Cook, Esq.
Fax no.: (___) ___-____
E-mail address: ________@________

13.4 JURISDICTION; SERVICE OF PROCESS

Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought in the courts of the State of Michigan, County of ________, or, if it has or can acquire jurisdiction, in the United States District Court for the ________ District, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

13.5 ENFORCEMENT OF AGREEMENT

Buyer, Seller and Shareholder acknowledge and agree that each respective party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by either party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a party hereto may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

13.6 WAIVER; REMEDIES CUMULATIVE

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

13.7 ENTIRE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and Seller) and constitutes (along with the Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

13.8 ASSIGNMENTS, SUCCESSORS AND NO THIRD-PARTY RIGHTS

No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any Subsidiary of Buyer and may collaterally assign its rights hereunder to any financial institution providing financing in connection with the Contemplated Transactions. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties.
Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 13.9.

13.9 SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

13.10 CONSTRUCTION

The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles” and “Sections” refer to the corresponding Articles and Sections of this Agreement.

13.11 TIME OF ESSENCE

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

13.12 GOVERNING LAW

This Agreement will be governed by and construed under the laws of the State of New York without regard to conflicts-of-laws principles that would require the application of any other law.

13.13 EXECUTION OF AGREEMENT

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

13.14 SHAREHOLDER OBLIGATIONS

The liability of each Shareholder hereunder shall be joint and several with Seller and with the other Shareholder. Where in this Agreement provision is made for any action to be taken or not taken by Seller, Shareholder jointly and severally undertake to cause Seller to take or not take such action, as the case may be. Without limiting the generality of the foregoing, Shareholder shall be jointly and severally liable with Seller for the indemnities set forth in Article 11.

13.15 REPRESENTATIVE OF SELLER AND SHAREHOLDER

a.
Seller hereby constitutes and appoints Shareholder as its representative (“Selling Parties’ Representative”) and its true and lawful attorney in fact, with full power and authority in its name and on its behalf:

(i)
to act in the absolute discretion of the Selling Parties Representative, but only with respect to the following provisions of this Agreement, with the power to: (A) designate the accounts for payment of the Purchase Price pursuant to Section 2.7(b)(i); (B) act pursuant to Section 2.9 with respect to any Purchase Price adjustment; (C) consent to the assignment of rights under this Agreement in accordance with Section 13.9; (D) give and receive notices pursuant to Section 13.3; (E) terminate this Agreement pursuant to Section 9.1 or waive any provision of this Agreement pursuant to Article 8, Section 9.1 and Section 13.6; (F) accept service of process pursuant to Section 13.4; and (G) act in connection with any matter as to which Seller and the Shareholder, jointly and severally, have obligations, or are Indemnified Persons, under Article 11; and

(ii)
in general, to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable to effectuate the provisions of this Section 13.15. This appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made herein and is irrevocable and shall not be terminated by any act of either of the Shareholder or Seller or by operation of law, whether by the death or incapacity of the Shareholder or by the occurrence of any other event. Each Shareholder and Seller hereby consents to the taking of any and all actions and the making of any decisions required or permitted to be taken or made by the Selling Parties Representative pursuant to this Section 13.15. Each of the Shareholder and Seller agree that the Selling Parties Representative shall have no obligation or liability to any Person for any action or omission taken or omitted by the Selling Parties Representative in good faith hereunder, and each of the Shareholder shall, on a proportionate basis in accordance with his or her ownership interest in the Seller, indemnify and hold the Selling Parties Representative harmless from and against any and all loss, damage, expense or liability (including reasonable counsel fees and expenses) which the Selling Parties Representative may sustain as a result of any such action or omission by the Selling Parties Representative hereunder.

c.
Buyer shall be entitled to rely upon any document or other paper delivered by the Selling Parties Representative as (i) genuine and correct and (ii) having been duly signed or sent by the Selling Parties Representative, and the Buyer shall not be liable to either the Shareholder or Seller for any action taken or omitted to be taken by Buyer in such reliance.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

RIVER HAWK AVIATION, INC.

by: /s/ ______________________
Calvin Humphrey, _________

SHAREHOLDER

/s/ _________________
Calvin Humphrey

VIVA INTERNATIONAL, INC.

by: /s/ _____________________
Name: _____________________
Title: ______________________

ESCROW AGENT

/s/ ________________
________________, Esquire, with regard to
Sections 2.3(b), 9.2(b) and 9.2(c) only

“EXHIBIT A”

Inventory

Part No:	Description	Qty	CD	Tag	List Price	List Source	Total $
3507002-1	BEARING	90	NE	* 8130-3	1,319	HONEYWELL	118,710
3214488-4	DUAL PRPS VLV	1	NE	* PACK SLIP	0.00		0.00
664411-2	PLATE	9	NE	* 8130-3	6,900	HONEYWELL	62,100
2101990-3	CONTROL	3	SV	TA, FORM 337	33,400	HONEYWELL	100,200
103638-1	VALVE	1	NE	* PACK SLIP	5,096	HONEYWELL	5,096
3105700-4	PUMP	1	NE	* PACK SLIP	79,089	HONEYWELL	79,089
3105700-4	PUMP	1	NE	* PACK SLIP	79,089	HONEYWELL	79,089
3105700-4	PUMP	1	NE	* PACK SLIP	79,089	HONEYWELL	79,089
3105700-4	PUMP	1	NE	* PACK SLIP	79,089	HONEYWELL	79,089
3105700-4	PUMP	1	NE	* PACK SLIP	79,089	HONEYWELL	79,089
3105700-4	PUMP	1	NE	* PACK SLIP	79,089	HONEYWELL	79,089
3105700-4	PUMP	1	NE	* PACK SLIP	79,089	HONEYWELL	79,089
3105700-4	PUMP	1	NE	* PACK SLIP	79,089	HONEYWELL	79,089
3105700-4	PUMP	1	NE	* PACK SLIP	79,089	HONEYWELL	79,089
3105700-4	PUMP	1	NE	* PACK SLIP	79,089	HONEYWELL	79,089
3105700-4	PUMP	1	NE	* PACK SLIP	79,089	HONEYWELL	79,089
2117420-1	COMPUTER	1	SV	** FORM 337	0.00		0.00
692546-4	VALVE	6	NE	* PACK SLIP	7,701	HONEYWELL	46,206
977250-11	PUMP ASSY	1	NE	* PACK SLIP	62,544	TENIX	62,544
975975-2	HOUSING	1	OH	* FORM 337	56,616	TENIX	56,616
968824-4	WHEEL	1	OH	* FORM 337	113,242	TENIX	113,242
969233-2	LINER	1	OH	* 8130-3	12,811	TENIX	12,811
3104204-5	IMPELLER	1	NE	* PACK SLIP	71,000	HONEYWELL	71,000
3104449-5	GEAR	1	NE	* PACK SLIP	24,797	HONEYWELL	24,797
867918-3	HOUSING	1	OH	GT, FORM 337	82,400	TENIX	82,400
868155-1	HOUSING, COMP	1	OH	* FORM 337	67,300	TENIX	67,300
975975-2	HOUSING	1	OH	* FORM 337	56,616	TENIX	56,616
976806-7	PLENUM	1	OH	* JAA FORM 1	137,098	TENIX	137.098
3074953-1	NOZZLE, MIXER	2	SV	* 8130-3	45,490	TENIX	90,980
3104213-5	1st Stg DIFFUSER	1	NE	* PACK SLIP	24,388	HONEYWELL	24,388
949592-4	LIMITER	1	NE	* PACK SLIP	18,764	TENIX	18,764
897711-4	GOVERNOR	1	NE	* PACK SLIP	34,500	TENIX	34,500
893731-12	DIAPHRAGM HSG	1	OH	* JAA FORM 1	31,150	TENIX	31,150
3071523-4	STATOR, #4 LPC	1	NE	* PACK SLIP	37,895	TENIX	37,895
868938-1	TANK	1	NE	* PACK SLIP	47,563	TENIX	47,563
805501-1	TRANSDUCER	1	NE	* PACK SLIP	22,043	TENIX	22,043
38847-1	TRANSDUCER	1	NE	* 8130-3	42,197	TENIX	42,197
3826563-1	DESWIRL	1	OH	* JAA FORM 1	29,218	TENIX	29,218
378383-2	HOUSING 1st	1	NE	* PACK SLIP	10,810	TENIX	10,810
3600000-6	SCREEN	1	NE	* PACK SLIP	19,758	TENIX	19,758
3500542-9	SCROLL HSG	1	OH	* 8130-3	35,917	TENIX	35,917
3230444-2	GEARSHAFT SHD	1	NE	* 8130-3	27,460	TENIX	27,460
3104602-1	HOUSING ASSY	1	NE	* PACK SLIP	20,157	TENIX	20,157
103310-10	VALVE	1	SV	* PACK SLIP	24,720	TENIX	24,720.00
109382-28-1	LOAD CNTL VLV	1	OH	PA, 8130-3	33,280	TENIX	33,280.00
158610-8-2	REGULATOR	1	NE	* 8130-3	24,630	TENIX	24,630.00
2101322-16	CONTROL	1	NE	* PACK SLIP	33,198	TENIX	33,198.00
2101562-1	CABLE	1	NE	* PACK SLIP	25,848	TENIX	25,848.00
2119886-3	SELECTOR	1	NE	* PACK SLIP	22,920	TENIX	22,920.00
2118600-7	SRL CONTROLLER	1	NE	* PACK SLIP	0.00		0.00
3234118-1	SHAFT	3	NE	* 8130-3	4,536	TENIX	13,608.00
319935-2	S/O VALVE ASSY	2	NE	* 8130-3	5,396	HONEYWELL	10,792.00
3104881-1	CAP OIL TANK	2	NE	* PACK SLIP	0.00		0.00
Part No:	Description	Qty	CD	Tag	List Price	List Source	Total $
896808-1	GEAR	1	AR	* PACK SLIP	0.00		0.00
379319	SEAL BRG	2	NE	* PACK SLIP	0.00		0.00
6KE43CA	P6KE43CA	14	NE	EE, PACK SLIP	0.00		0.00

					TOTAL	LIST PRICE	$2,568,511.00

Tag Certification Source:
*  Allied Signal
** Airsearch
TA Tenix Aviation
GT Garrett Turbine
PA Piedmont Aviation
EE Electronic Expediter

One (1) SAAB 340A Aircraft, Manufacturer’s Serial Number 340A-024, and Registration Number N111PX less core engines but with QEC and otherwise in serviceable condition.

Aircraft Specifications

Aircraft Type A/C Serial No A/C Reg'n Build Date
SAAB 340A 340A-024 N111PX May 1985

Total Hrs Total Cycles Delivery Date
38,648.9 41,995 8 - May - 85

Airframe Configuration and Features
o	MTOW 28,000 lbs.
o	33 passenger seats
o	Dowty Propellers
o	Collins/King Avionics
o	no APU
o	with TCAS
o	CAT II approaches not approved
o	Forward galley configuration
o	Aft lav configuration
o	DFDR FAR modified for increased parameters IAW SB340-31-028, 340-31-036, 340-31-037, 340-31-038, 340-31-041 and 340-31-043 via PA 00-003
o	B & D digital engine instrumentation interchangeability approved IAW STC's SA2473CE, SA2494CE, SA2472CE, SA2470CE, SA2471CE and SA2493CE as documented on Comair 337 dated July 20, 1989.
o	Additional inner wing and vertical stab de-ice boots installed at build (SAAB Mod 1099)

“EXHIBIT B”

Seller Contracts

There are no present or recurring contracts that are part or parcel to the Asset Purchase Agreement.

“EXHIBIT C”

Governmental Authorizations and Approved Vendor List

I.	River Hawk presently maintains the following Governmental Authorizations:

i.	e.g., NONE

II.	River Hawk is presently certified as an approved vendor according to the Federal Aviation Regulations (FARs) and as audited by the following:

i.	e.g., Honeywell
ii.	e.g., Dallas Aerospace
iii.

“EXHIBIT D”

INTANGIBLE RIGHTS AND INTELLECTUAL
PROPERTY ASSETS OF SELLER

I.	The company name River Hawk Aviation, although not a registered trademark.

II.	Goodwill associated with the ongoing commercial relationships of River Hawk Aviation and Calvin Humphrey.

“EXHIBIT E”

CLAIMS OF SELLER AGAISNT THIRD PARTIES

I.	There are no present or anticipated Third Party Claims against the Seller, Humphrey, or a Seller related party.

“EXHIBIT F”

EXCLUDED ASSETS

I.	Present lease of premises, if any;

II.	Accounts Receivables as of the Date of Closing, see “Exhibit I”;

“EXHIBIT G”

PROMISSORY NOTE IN THE AMOUNT OF $1,000,000

[follows]

THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR UNDER THE PROVISIONS OF ANY APPLICABLE STATE SECURITIES LAWS, BUT HAVE BEEN ACQUIRED BY THE REGISTERED HOLDER HEREOF FOR PURPOSES OF INVESTMENT AND IN RELIANCE ON STATUTORY EXEMPTIONS UNDER THE 1933 ACT, AND UNDER ANY APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER THE PROVISIONS OF THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT.

SECURED SUBORDINATED PROMISSORY NOTE

Principal Amount: $1,000,000
Date of Note: September _______, 2006

FOR VALUE RECEIVED, VIVA INTERNATIONAL, INC., a Nevada corporation (the "Company"), hereby promises to pay to the order of Calvin Humphrey ("Lender" or “Holder”), the principal sum of One million dollars ($1,000,000) or such other greater or lesser amount as may be outstanding, together with interest at the rate of eight percent (8%) per annum on the unpaid outstanding principal due and payable as follows on November 1, 2006 (the “Closing Date”).

1. Any payment not paid when due shall bear interest thereafter at the rate of ten percent (10%) per annum until paid. This note may be prepaid in whole or in part at any time.

2.  The indebtedness represented by this Note is secured pursuant to the Security Agreement dated as of the Closing Date in favor of Lender, a copy of which is attached hereto as Exhibit A.

3.  Acceptance by Lender of any partial payment shall not be deemed to constitute a waiver by Lender to require prompt payment of this Note upon demand. Any partial payment will be applied (a) first, to the payment of accrued interest, and (b) second, (to the extent that the amount of such prepayment exceeds the amount of all such accrued interest), to the payment of principal.

4.  In Lender’s discretion, at any time prior to the consummation of the private placement for common stock of the company or securities convertible into common stock of the Company (a “Private Placement”), Lender may convert all or any portion of the outstanding principal amount of this Note into the securities offered by the Company in its next Private Placement following execution of this Note on the same terms as such securities are sold to the other investors in the Private Placement. In such event, any accrued by unpaid interest outstanding at the time of the conversion of this Note and any outstanding principal under this Note not so converted shall be paid in full by the Company simultaneously upon such conversion.

5. Subordination. The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all the Company's Senior Indebtedness, as hereinafter defined.

5.1 Senior Indebtedness. As used in this Note, the term "Senior Indebtedness" shall mean the principal of and unpaid accrued interest on (i) indebtedness of the Company or with respect to which the Company is a guarantor to banks, insurance companies, lease financing institutions or other financial institutions regularly engaged in the business of lending money, which is for money borrowed (or purchase or lease of equipment in the case of lease financing) by the Company (whether or not secured) in the ordinary course of business, and (ii) any such indebtedness or any debentures, notes or other evidence of indebtedness issued in exchange for such Senior Indebtedness, or any indebtedness arising from the satisfaction of such Senior Indebtedness by a guarantor.

5.2 Default on Senior Indebtedness. If there should occur any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization or arrangements with creditors (whether or not pursuant to bankruptcy or other insolvency laws) sale of all or substantially all of the assets, dissolution, liquidation or any other marshaling of the assets and liabilities of the Company, or if this Note shall be declared due and payable upon the occurrence of an event of default with respect to any Senior Indebtedness, then (i) no amount shall be paid by the Company in respect of the principal of or interest on this Note at the time outstanding, unless and until the principal of and interest on the Senior Indebtedness then outstanding shall be paid in full, except that the Lender shall have the right to proceed against and receive the Securities pledged by the Company as security for this Note pursuant to the Security Agreement between the Company and the Lender dated as of the same date as this Note, and (ii) no claim or proof of claim shall be filed with the Company by or on behalf of the Holder of this Note that shall assert any right to receive any payments in respect of the principal of and interest on this Note, except subject to the payment in full of the principal of and interest on all of the Senior Indebtedness then outstanding. If there occurs an event of default that has been declared in writing with respect to any Senior Indebtedness, or in the instrument under which any Senior Indebtedness is outstanding, permitting the lender of such Senior Indebtedness to accelerate the maturity thereof, then, unless and until such event of default shall have been cured or waived or shall have ceased to exist, or all Senior Indebtedness shall have been paid in full, no payment shall be made in respect of the principal of or interest on this Note, unless within 90 days after the happening of such event of default, the maturity of such Senior Indebtedness shall not have been accelerated.

5.3 Effect of Subordination. Subject to the rights, if any, of the lenders of Senior Indebtedness under this Section 5 to receive cash, securities or other properties otherwise payable or deliverable to the Holder of this Note, nothing contained in this Section 5 shall impair, as between the Company and the Lender, the obligation of the Company, subject to the terms and conditions hereof, to pay to the Lender the principal hereof and interest hereon as and when the same become due and payable, or shall prevent the Holder of this Note, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law.

5.4 Subrogation. Subject to the payment in full of all Senior Indebtedness and until this Note shall be paid in full, the Lender shall be subrogated to the rights of the lenders of Senior Indebtedness (to the extent of payments or distributions previously made to such lenders of Senior Indebtedness pursuant to the provisions of Section 5 above) to receive payments or distributions of assets of the Company applicable to the Senior Indebtedness. No such payments or distributions applicable to the Senior Indebtedness shall, as between the Company and its creditors, other than the lenders of Senior Indebtedness and the Lender, be deemed to be a payment by the Company to or on account of this Note; and for the purposes of such subrogation, no payments or distributions to the lenders of Senior Indebtedness to which the Lender would be entitled except for the provisions of this Section 5 shall, as between the company and its creditors, other than the lenders of Senior Indebtedness and the Lender, be deemed to be a payment by the Company to or on account of the Senior Indebtedness.

5.5 Undertaking. By its acceptance of this Note, the Lender agrees to execute and deliver such documents as may be reasonably requested from time to time by the Company or the lender of any Senior Indebtedness in order to implement the foregoing provisions of this Section 5.

6. Non-Recourse. If the Company fails to pay when due the principal of or interest on this Note, or otherwise fails to comply with any of the provisions of this Note, the Lender's sole remedy shall be to retain the Collateral (as defined in the Security Agreement), and the Company shall have no further obligation to the Lender under this Note or otherwise.

7.  In the event of any action to enforce payment of this Note, in addition to all other relief, the prevailing party in such action shall be entitled to reasonable attorney's fees and expenses.

8.  The Company hereby waives presentment, protest and demand, notice of protest, demand, nonpayment or dishonor.

9.  The Company will be deemed to be in default under this Note and the outstanding unpaid principal balance of this Note, together with all interest accrued thereon, will immediately become due and payable in full, without the need for any further action on the part of Lender, upon the occurrence of any of the following events (each an "EVENT OF DEFAULT"): (a) upon the filing by or against the Company of any voluntary or involuntary petition in bankruptcy or any petition for relief under the federal bankruptcy code or any other state or federal law for the relief of debtors: provided, however, with respect to an involuntary petition in bankruptcy, such petition has not been dismissed within thirty (30) days after the filing of such petition; (b) upon the execution by the Company of an assignment for the benefit of creditors or the appointment of a receiver, custodian, trustee or similar party to take possession of the Company's assets or property; or (c) upon any material breach, default or violation by the Company of any term, condition, obligation, representation or covenant of any agreement between the Company and Lender or the Security Document. Notwithstanding anything in this Note to the contrary, in the Event of Default, the Company shall have the right for ten (15) days to cure any Event of Default.

10.  This Note is to be governed by and construed in accordance with the laws of the State of New York.

11.  As of the date of this Note, the Company hereby represents and warrants to Lender that the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to (i) enter into this Note, and (ii) carry on its business.

12.  Miscellaneous.

12.1 Successors and Assigns. Subject to the exceptions specifically set forth in this Note, the terms and conditions of this Note shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and permitted assigns of the parties. This Note (or a portion hereof) may be assigned by Lender without the consent of Borrower.

12.2 Loss or Mutilation of Note. Upon receipt by the Company of evidence satisfactory to Company of the loss, theft, destruction or mutilation of this Note, together with indemnity reasonably satisfactory to Company, in the case of loss, theft or destruction, or the surrender and cancellation of this Note, in the case of mutilation, Company shall execute and deliver to Lender a new promissory note of like tenor and denomination as this Note.

12.3 Notices. Any notice, demand, offer, request or other communication required or permitted to be given pursuant to the terms of this Note shall be in writing and shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service, or (v) four days after being deposited in the U.S. mail, First Class with postage prepaid, and addressed to the recipient at the addresses set forth below unless another address is provided to the other party in writing:

If to the Company, to:

Viva International, Inc.
954 Business Park Drive, Suite 3
Traverse City, MI 49686
Attention: __________________
Fax no.: (____) ______________
E-mail address: info@flyviva.com

with a copy to:

The Otto Law Group, PLLC
601 Union Street, Suite 4500
Seattle, WA 98101
Attn:  Michael F. Johnson
Fax: (206) 262-9513

if to Lender, to:

River Hawk Aviation, Inc.
1150 N. Loop 1604 W.
Suite 108-478
San Antonio, TX 78248
Attention: Calvin Humphrey
Fax no.: (210) 496-6210
E-mail address: chumphrey@River Hawkaviation.com

Executed as of the date first set forth above:

THE COMPANY:

VIVA INTERNATIONAL, INC.

____________________________
By:
Its: _________________

Exhibit A

SECURITY AGREEMENT

This SECURITY AGREEMENT ("Security Agreement") is dated as of ________________, 2006 (the "Effective Date"), by and between Viva International, Inc., a Nevada corporation (the "Company"), and Calvin Humphrey (the "Lender ").

WHEREAS, on the Effective Date, the Company entered into a Secured Subordinated Promissory Note (the “Note”) with the Lender to evidence a loan made to the Company in the total amount of $1,000,000 (the "Loan"); and

WHEREAS, in order to induce Lender to make the Loan to the Company, the Company has agreed to grant to the Lender a security interest in the Company’s assets to secure the amounts currently owing, and any additional amounts which may be owing, by the Company pursuant to the Note and the terms hereof.

NOW, THEREFOREE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.  Defined Terms. The following terms shall have the following meanings, unless the context otherwise requires:

“Code” shall mean the Uniform Commercial Code as in effect in the State of New York on the Closing Date.

“Collateral” shall have the meaning given such term in Section 2.

“Event of Default” shall have the meaning given such term in the Note.

“Note” shall mean the Secured Subordinated Promissory Note entered by and among the Company and the Lender on ______________________, 2006.

“Obligations” shall mean the unpaid Loan and all Interest thereon (as such terms are defined in the Note) pursuant to the Note and the Note, including all costs of collection.

All of other capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Note.

2.  Grant of Security Interest. As collateral security for the prompt and complete payment and performance when due of all the Obligations, the Company hereby grants to the Lender a security interest in equal proportion in all of the Company's right, title and interest in, to and under the following, whether now existing or hereafter acquired (all of which collateral being hereinafter collectively called the "Collateral"):

(a)   Accounts. All present and future accounts owned by the Company, including and together with any and all contract rights, accounts receivable, security deposits (where not otherwise prohibited by law or agreement), and other rights of any kind to receive payments for services rendered and goods supplied by the Company, together with agreements, customer lists, client lists, and accounts, invoices, agings, verification reports and other records relating in any way to such accounts.

(b)   Contracts. All contracts, contract rights, royalties, license rights, leases, instruments, undertakings, documents or other agreements in or under which the Company may now or hereafter have any right, title or interest whether now existing or hereinafter created and all forms of obligations owing to the Company arising out of the sale or lease of goods, the licensing of technology or the rendering of services by the Company, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefore, as well as all merchandise returned to or reclaimed by the Company.

(c)   Equipment, Furnishings and Miscellaneous Personal Property. All presently owned and hereafter acquired furniture, furnishings, equipment, machinery, vehicles (including motor vehicles and trailers) computer hardware and software, accounting or bookkeeping systems, client or customer lists and information, data sheets and other records of any kind, wherever located, stored or inventoried, which are used or which may be used in the Company’s business;

(d)   Fixtures. All materials used by the Company in connection with its business operations, including, but not limited to, supplies, trade equipment, appliances, apparatus and any other items, now owned or hereafter acquired by the Company, and now or hereafter attached to, or installed in (temporarily or permanently) any real property now or in the future owned or leased by the Company;

(e)   General Intangibles. All general intangibles and other personal property of the Company, now owned or hereinafter acquired, including, without limitation, the following: (a) permits, authorizations and approvals presently and hereafter issued by any federal, state, municipal or local governmental or regulatory authority in favor of the Company; (b) all plans, specifications, renderings and other similar materials presently owned or hereafter acquired by the Company; (c) all presently existing and hereafter created contracts, leases, licenses and agreements to which the Company is a party; (d) all presently and hereafter existing policies and agreements of insurance in favor of the Company; (e) all presently and hereafter existing equity contribution agreements and other equity financing arrangements in favor of the Company; (f) all copyrights, chattel paper, electronic chattel paper, licenses, money, insurance proceeds, contract rights, subscription lists, mailing lists, licensing agreements, patents, trademarks, service marks, trade styles, patents, patent applications, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payments of insurance and rights to payment of any kinds, trade names, refundable, returnable or reimbursable fees, deposits or other funds or evidences of credit or indebtedness deposited by or on behalf of the Company with any governmental agencies, boards, corporations, providers of utility services, public or private; (g) all presently existing and hereafter acquired computer programs, computer software and other electronic systems and materials of any kind of the Company; (h) goodwill; and (i) all other presently existing and hereafter acquired documents, accounts, general intangibles and intangible personal property of any kind.

(f)   Documents. All documents, cash, deposit accounts, securities, securities entitlements, securities accounts, investment property, financial assets, letters of credit, certificates of deposit, instruments, chattel paper, and electronic chattel paper now owned or hereafter acquired and the Company’s books relating to the foregoing.

(g)   Copyrights. All copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; all trade secret rights, including all rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; all mask work or similar rights available for the protection of semiconductor chips, now owned or hereafter acquired; all claims for damages by way of any past, present and future infringement of any of the foregoing.

(h)   Proceeds. All of the Company’s books and records relating to the foregoing and any and all present and future accounts, general intangibles, chattel paper, electronic chattel paper, products, accessions, replacements, betterments and substitutions for any of the foregoing described property, and all proceeds arising from or by virtue of, or from the sale or disposition of, or collections with respect to, or insurance proceeds payable with respect to, or claims against any other persons, corporations or other entities with respect to, all or any part of the foregoing described property and interests.

3.  Rights of Lender; Limitations on Lender Obligations. It is expressly agreed by the Company that, anything herein to the contrary notwithstanding, the Company shall remain liable under each of its contracts and documents to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with and pursuant to the terms and provisions of its contracts and documents. Lender shall have no obligation or liability under any of the Company’s contracts and documents by reason of or arising out of this Security Agreement or the granting to Lender of a security interest therein or the receipt by Lender of any payment relating to any of its contracts and documents pursuant hereto, nor shall Lender be required or obligated in any manner to perform or fulfill any of the obligations of the Company under or pursuant to any of its contracts and documents, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any of its contracts and documents, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

4.  Representations and Warranties. The Company hereby represents and warrants that the chief executive office and chief place of business of the Company is Viva International, Inc., 954 Business Park Drive, Suite 3, Traverse City, MI 49686 and the Company will not change such chief executive office and chief place of business or remove such records unless the Company shall have given the Lender at least 10 days' prior written notice thereof.

5.  Covenants. The Company covenants and agrees with the Lender that from and after the date of this Security Agreement and until the Obligations are fully satisfied:

(a)   Further Documentation. At any time and from time to time, upon the written request of the Lender, and at the sole expense of the Company, the Company will promptly and duly execute and deliver any and all such further documents and take such further action as Lender may reasonably request in carrying out the terms and conditions of this Security Agreement and the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the security interests granted hereby.

(b)   Continuous Perfection. The Company will not change its name, identity or corporate structure in any manner unless the Company shall have given the Lender at least 10 days' prior written notice thereof and shall have taken all action (or made arrangements to take such action substantially simultaneously with such change if it is impossible to take such action in advance) necessary or reasonably requested by the Lender to amend any financing statement or continuation statement filed with respect to the Collateral so that it is not misleading.

(c)   Insurance. The Company will insure the Collateral against such risks and hazards as other companies similarly situated insure against, in amounts and under policies which it currently holds and under such additional or substituted amounts or policies as it may from time to time determine, which shall be reasonably acceptable to the Lender (providing that no cancellation of such insurance shall be effective without 30 days written notice to the Lender and containing loss payable clauses to the Lender as its interest may appear) and all premiums thereon shall be paid by the Company.

6.  Remedies, Rights Upon Default. (a) In addition to any other rights given to the Lender hereunder, if an Event of Default shall occur and be continuing and the Lender shall have declared the amounts owing under the Note to be due and payable (or such amounts shall have automatically, become due and payable), all payments received by the Company under or in connection with any of the Collateral shall be held by the Company in trust for the Lender, shall be segregated from other funds of the Company and shall, if requested by the Lender forthwith upon receipt by the Company be turned over to the Lender, in the same form as received by the Company (duly endorsed by the Company to the Lender, if required).

(b) If any Event of Default shall occur and be continuing the Lender may exercise in addition to all other rights and remedies granted to it in this Security Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the Code. Without limiting the generality of the foregoing, the Company expressly agrees that in any such event, the Lender, without demand of performance or other demand, (except the notice specified below of time and place of public or private sale) to or upon the Company or any other person may forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or sell or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange broker's board or at the Lender office or elsewhere at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of said Collateral so sold, free of any right or equity of redemption, which equity of redemption the Company hereby releases. The Company further agrees, at the Lender’s request, to assemble the Collateral, make it available to the Lender at places which the Lender shall reasonably select, whether at the Company's premises or elsewhere. The Lender shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care, safe keeping or otherwise of any or all of the Collateral or in any way relating to the rights of the Lender hereunder, including reasonable attorneys' fees and legal expenses, to the payment in whole or in part of the Obligations, the Company remaining liable for any deficiency remaining unpaid after the application, and only after so paying over such net proceeds and after the payment by the Lender of any other amount required by any provision of law. To the extent permitted by applicable law, the Company waives all claims, damages and demands against the Lender or Lender arising out of the repossession, retention or sale of the Collateral. The Company agrees that the Lender need not give more than 10 days notice of the time and place of any public sale or of the time after which a private sale may take place and that such notice is reasonable notification of such matters. The Company shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all amounts to which Lender and Lender is entitled.

(c)  The Company hereby waives presentment, demand, protest or any notice (to the extent permitted by applicable law) of any kind in connection with this Security Agreement or any Collateral.

7.  Application of Proceeds. The Proceeds of all sales and collections in respect of any Collateral shall be applied as follows:

(a)   First, to the payment of the costs and expenses of such sales and collections, the expenses of the Lender and the reasonable fees and expenses of its counsel;

(b)   Second, any surplus then remaining to the payment of the Obligations in such order and manner as the Lender may in its sole discretion determine; and

(c)   Third, any surplus then remaining shall be paid to the Company.

8.  Limitation on Lender Duty in Respect of Collateral. Beyond the use of reasonable care in the custody thereof, the Lender shall not have any duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of it or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto.

9.  Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be delivered personally or by facsimile (receipt confirmed electronically) or shall be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as follows:

If to the Company, to:

Viva International, Inc.
954 Business Park Drive, Suite 3
Traverse City, MI 49686
Attention: __________________
Fax no.: (____) ______________
E-mail address: info@flyviva.com

with a copy to:

The Otto Law Group, PLLC
601 Union Street, Suite 4500
Seattle, WA 98101
Attn:  David M. Otto
Fax: (206) 262-9513

if to Lender, to:

River Hawk Aviation, Inc.
1150 N. Loop 1604 W.
Suite 108-478
San Antonio, TX 78248
Attention: Calvin Humphrey
Fax no.: (210) 496-6210
E-mail address: chumphrey@River Hawkaviation.com

Either party hereto may change the above specified recipient or mailing address by notice to the other party given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by facsimile, provided that any such facsimile is received during regular business hours at the recipient's location) or on the day shown on the return receipt (if delivered by mail or delivery service).

10.  Severability. Any provision of this Security Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.  No Waiver; Cumulative Remedies. The Lender shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder and no waiver shall be valid unless in writing, signed by the Lender, and then only to the extent therein set forth. A waiver by the Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Lender would otherwise have had on any future occasion. No failure to exercise nor any delay in exercising on the part of the Lender, any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or future exercise thereof or the exercise or any other right, power or privilege. The rights and remedies hereunder provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by law. None of the terms or provisions of this Security Agreement may be waived, altered, modified or amended except by an instrument in writing, duly executed by the Company and the Lender.

12.  Successors and Assigns. This Security Agreement and all obligations of the Company hereunder shall be binding upon the successors and permitted assigns of the Company, and shall, together with the rights and remedies of the Lender hereunder, inure to the benefit of the Lender and its successors and permitted assigns; provided that the Company may not assign any of its rights or obligations hereunder without the prior written consent of the Lender. This Security Agreement may be assigned by the Lender without the consent of the Company.

13.  Governing Law. This Security Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

14.  Counterparts. This Security Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement.

15.  Facsimile. This Security Agreement may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

16.  Termination. At such time as the Obligations have been fully paid in cash, the security interest created hereby shall automatically terminate, the Lender shall take all such actions as may be requested by the Company to evidence such termination and to release the liens created hereby, at the Company's expense.

* * * * * *

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed in its name on the date first set forth above.

VIVA INTERNATIONAL, INC, INC.

By: ________________________
            Name:
                       Title:

LENDER:

By: ________________________
            Name: Calvin Humphrey
                                Title:

“EXHIBIT H”

PROMISSORY NOTE IN THE AMOUNT REQUIRED TO PAY FOR BALANCE OF THE CASH CONSIDERATION PORTION OF THE OF THE PURCHASE PRICE

[follows]

“EXHIBIT I”

ACCOUNTS RECEIVABLES

There are no Accounts Receivables that will survive the Asset Purchase Agreement. All Accounts receivables shall remain with Seller and shall remain for account of Seller.

“EXHIBIT J”

ACTIVE EMPLOYEES AND INDEPENDENT CONTRACTORS

A. EMPLOYEE NAME  SALARY DATE HIRED  LEAVE ACCRUED

1.	Michael Humphrey

B. CONTRACTOR NAME  TERMS TERMINATION DATE

“EXHIBIT K”

NON-COMPETE AGREEMENT

Schedule 1

MATERIAL CONSENTS

There are no Material Consents in connection with the Asset Purchase Agreement.